                                                                    EXHIBIT 10.1





                            ASSET PURCHASE AGREEMENT

                                 by and between

                            Contadina Services, Inc.

                                  as "Seller"

                                      and

                                Nestle USA, Inc.

                                  as "Parent"

                                      and

                             Del Monte Corporation

                                   as "Buyer"

                                      and

                            Del Monte Foods Company

                                       as

                               "Del Monte Foods"


                           Dated:  November 12, 1997

                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS


                                                                                         Page
                                                                                         ----
ARTICLE I - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     1.1       Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
     1.2       Other Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . .     8

ARTICLE II - PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . .     9
     2.1       Transfer of Purchased Assets   . . . . . . . . . . . . . . . . . . . .     9
     2.2       Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . .     9
     2.3       Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
     2.4       Net Working Capital Adjustment   . . . . . . . . . . . . . . . . . . .    10
     2.5       Prorations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
     2.6       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
     2.7       Rents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
     2.8       Closing Costs; Transfer Taxes and Fees   . . . . . . . . . . . . . . .    13

ARTICLE III - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
     3.1       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
     3.2       Conveyances at Closing   . . . . . . . . . . . . . . . . . . . . . . .    14

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER  . . . . . . . . . .    15
     4.1       Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     4.2       Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     4.3       Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . .    15
     4.4       Absence of Certain Changes or Events   . . . . . . . . . . . . . . . .    16
     4.5       Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     4.6       Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     4.7       Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . .    18
     4.8       No Conflict or Violation   . . . . . . . . . . . . . . . . . . . . . .    19
     4.9       Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . .    19
     4.10      Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     4.11      Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     4.12      Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     4.13      Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . .    20
     4.14      No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     4.15      No Other Agreements to Sell the Purchased Assets   . . . . . . . . . .    20
     4.16      Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . .    21
     4.17      Compliance With Environmental Laws   . . . . . . . . . . . . . . . . .    23
     4.18      Capital Expenditures   . . . . . . . . . . . . . . . . . . . . . . . .    24
     4.19      Payment of Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     4.20      Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

     4.21      Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     4.22      Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . .    25
     5.1       Organization of Buyer and Del Monte Foods  . . . . . . . . . . . . . .    25
     5.2       Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     5.3       No Conflict or Violation.  . . . . . . . . . . . . . . . . . . . . . .    26
     5.4       Consents and Approvals.  . . . . . . . . . . . . . . . . . . . . . . .    26
     5.5       No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE VI - COVENANTS OF SELLER AND BUYER  . . . . . . . . . . . . . . . . . . . . .    27
     6.1       Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . .    27
     6.2       Notification of Certain Matters  . . . . . . . . . . . . . . . . . . .    27
     6.3       Access to Information  . . . . . . . . . . . . . . . . . . . . . . . .    27
     6.4       Consents and Best Efforts  . . . . . . . . . . . . . . . . . . . . . .    28
     6.5       Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . .    28
     6.6       Updated Disclosure Schedules   . . . . . . . . . . . . . . . . . . . .    29
     6.7       Title Policies   . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     6.8       Covenant Not to Compete  . . . . . . . . . . . . . . . . . . . . . . .    29
     6.9       Transition Services Agreement  . . . . . . . . . . . . . . . . . . . .    30

ARTICLE VII - CONDITIONS TO SELLER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . .    31
     7.1       Representations, Warranties and Covenants  . . . . . . . . . . . . . .    31
     7.2       No Actions or Court Orders   . . . . . . . . . . . . . . . . . . . . .    31
     7.3       HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     7.4       Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
     7.5       Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . .    31
     7.6       Purchase Price and Estimated Adjustment Amount   . . . . . . . . . . .    31
     7.7       Ancillary Agreements   . . . . . . . . . . . . . . . . . . . . . . . .    31

ARTICLE VIII - CONDITIONS TO BUYER'S OBLIGATIONS  . . . . . . . . . . . . . . . . . .    32
     8.1       Representations, Warranties and Covenants  . . . . . . . . . . . . . .    32
     8.2       No Actions or Court Orders   . . . . . . . . . . . . . . . . . . . . .    32
     8.3       HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     8.4       Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     8.5       Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . .    32
     8.6       Ancillary Agreements   . . . . . . . . . . . . . . . . . . . . . . . .    32

ARTICLE IX - ACTIONS BY SELLER AND BUYER AFTER THE CLOSING  . . . . . . . . . . . . .    32
     9.1       Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     9.2       Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    33
     9.3       Employee Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . .    33

ARTICLE X - SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . .    40
     10.1      Survival of Representations, Etc.  . . . . . . . . . . . . . . . . . .    40
     10.2      Indemnifications   . . . . . . . . . . . . . . . . . . . . . . . . . .    40
     10.3      Tax Indemnifications   . . . . . . . . . . . . . . . . . . . . . . . .    44
     10.4      Insurance Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . .    44
     10.5      Exclusive Remedy   . . . . . . . . . . . . . . . . . . . . . . . . . .    44

ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     11.1      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     11.2      Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
     11.3      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    46
     11.4      Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     11.5      Jurisdiction; Services of Process.     . . . . . . . . . . . . . . . .    48
     11.6      Entire Agreement; Amendments and Waivers   . . . . . . . . . . . . . .    48
     11.7      Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .    48
     11.8      Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     11.9      Invalidity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     11.10     Titles; Gender   . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     11.11     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
     11.12     Confidential Information   . . . . . . . . . . . . . . . . . . . . . .    49
     11.13     No Third-Party Beneficiary   . . . . . . . . . . . . . . . . . . . . .    51
     11.14     Representation of Counsel; Mutual Negotiation  . . . . . . . . . . . .    51
     11.15     No Reliance on Other Information   . . . . . . . . . . . . . . . . . .    51
     11.16     Release of Del Monte Foods   . . . . . . . . . . . . . . . . . . . . .    52

                                    EXHIBITS


Exhibit                                                                                   Page
-------                                                                                   ----
   A                Form of Assignment of Contract Rights   . . . . . . . . . . . . . . .  A-1

   B                Form of Assignment of Lease   . . . . . . . . . . . . . . . . . . . .  B-1

   C                Form of Assumption Agreement  . . . . . . . . . . . . . . . . . . . .  C-1

   D                Form of Bill of Sale  . . . . . . . . . . . . . . . . . . . . . . . .  D-1

   E                Form of Co-Pack Agreement   . . . . . . . . . . . . . . . . . . . . .  E-1

   F                Form of Deed  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

   G                Intellectual Property Purchase Agreement  . . . . . . . . . . . . . .  G-1

   H                Indemnification Agreement   . . . . . . . . . . . . . . . . . . . . .  H-1

   I                Form of Bulk Paste and Diced Supply Agreement   . . . . . . . . . . .  I-1

   J                Form of Trademark License Agreement   . . . . . . . . . . . . . . . .  J-1

                                   SCHEDULES

Schedule

1.1A                Products Included in the Business
1.1B                Excluded Products
2.2(d)              Coupon Programs
4.1                 Jurisdictions Where Seller Qualified to Do Business
4.3                 Seller and Parent Consents and Approvals
4.4                 Certain Changes or Events
4.5                 Assets
4.6(a)              Encumbrances Relating to Owned Real Property
4.6(b)              Assignment or Transfer of Rights Under Lease
4.7                 Contracts and Commitments
4.9                 Financial Statements
4.10                Litigation
4.11                Labor Matters
4.16                Employee Benefits
4.17                Compliance with Environmental Laws
4.20                Insurance
4.21                Inventory
5.4                 Buyer Consents and Approvals
11.12               Confidential Information

                            ASSET PURCHASE AGREEMENT


                 This Asset Purchase Agreement, dated as of November 12, 1997, is by and among Del Monte Corporation, a New York corporation ("Buyer") and Del Monte Foods Company, a Maryland corporation ("Del Monte Foods"), on the one hand, and Contadina Services, Inc., a Delaware corporation ("Seller") and Nestle USA, Inc., a Delaware corporation ("Parent"), on the other hand.

                                    RECITALS

                 A. Seller desires to sell certain Purchased Assets (as defined below), and Buyer desires to purchase such Purchased Assets and assume certain liabilities, upon the terms and subject to the conditions of this Agreement.

                 B. In order to induce Seller and Parent to enter into this Agreement, Del Monte Foods has agreed to become a party to this Agreement and to undertake specified obligations herein.

                                   AGREEMENT

                 NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                 "Accounts Receivable" shall mean all accounts and notes receivable (whether current or noncurrent), including the customer accounts receivable (including accounts receivable for any products shipped prior to the Closing but not invoiced) outstanding as of the Closing Date, and any other rights to receive payments as of the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered on or prior to the Closing Date, and the full benefit of all securities of such accounts or debts.

                 "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

                 "Affiliate" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                 "Ancillary Agreements" shall mean the following: (a) the Intellectual Property Purchase Agreement, (b) the Trademark License Agreement,
(c) the Copack Agreement, (d) the Supply Agreement, (e) the Assumption Agreement, (f) the Assignment of Lease, (g) the Assignment of Contract Rights,
(h) the Deeds, (i) the Bill of Sale and (j) all other instruments of transfer and assumption delivered pursuant to Section 3.2.

                 "Assignment of Contract Rights" shall mean the Assignment of Contract Rights, in the form of Exhibit A attached hereto, to be entered into at Closing by Seller and Parent.

                 "Assignment of Lease" shall mean the Assignment of Lease in the form attached hereto as Exhibit B to be entered into at Closing by Seller.

                 "Assumption Agreement" shall mean the Assumption Agreement in the form attached hereto as Exhibit C, to be entered into at Closing by Buyer.

                 "Bill of Sale" shall mean the Bill of Sale, in the form attached hereto as Exhibit D, to be executed at Closing by Seller and Parent in favor of Buyer.

                 "Books and Records" shall mean all business records, tangible data, documents, management information systems, files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, and all other books and records (collectively, "Information"), in each case to the extent related to the Business; provided, however, that "Books and Records" shall exclude (i) all tax returns and all worksheets, notes, files or documents primarily related thereto, wherever located, (ii) all documents prepared in connection with the transactions contemplated by this Agreement and all minute books and corporate records of Seller and its Affiliates, and (iii) all Information of Seller or Seller's Affiliates to the extent not related to the Business.

                 "Business" shall mean the Seller's business of manufacturing, marketing and/or selling those products listed on Schedule 1.1A and specifically excluding Excluded Products.

                 "Closing Date" shall mean (i) December 19, 1997, unless otherwise extended pursuant to Section 3.1 hereto; (ii) if the conditions set forth in Sections 7.1, 7.2, 7.3, 8.1, 8.2 and 8.3 are not satisfied or waived by the party having the authority to waive such condition by December 19, 1997, the date which is three business days following the first date on which the conditions set forth in Sections 7.1, 7.2, 7.3, 8.1, 8.2 and 8.3 are satisfied, or waived by the party having the authority to waive such condition, or (iii) such other date as Buyer and Seller shall mutually agree upon.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                 "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of October 1, 1997, between Parent and TPG Partners II L.L.P. and the Confidentiality Agreement, dated as of October 1, 1997, between Parent and Buyer.

                 "Contract" shall mean any agreement, contract, obligation, promise, or undertaking that is legally binding to which Seller or Parent is a party or is bound and which relates primarily to the Business, whether oral or written, but excluding all Leases and Employee Plans.

                 "Copack Agreement" shall mean the Co-pack Agreement substantially in the form attached hereto as Exhibit E which shall provide that Buyer shall produce and manufacture certain products at the Facilities for the benefit of Seller or Seller's Affiliates.

                 "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

                 "Damages" shall mean the amount of any loss, claim, demand, liability, obligations, damage, deficiency, assessment, judgement, penalty, cost or expense (including reasonable attorneys' fees), net of any insurance proceeds or tax benefits received with respect thereto.

                 "Deeds" shall mean grant deeds, in the form attached hereto as Exhibit F, conveying good and marketable fee simple title to all Owned Real Property included in the Purchased Assets to Buyer or its designee.

                 "Disclosure Schedule" shall mean a schedule executed and delivered by Seller to Buyer as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

                 "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right- of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                 "Excluded Assets," notwithstanding any other provision of this Agreement, shall mean the following assets of Seller or Seller's Affiliates:

                 (a) the Excluded Products, including all inventory relating to the Excluded Products and all raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to Excluded Products, in each case wherever the same may be located;

                 (b) all cash, bank accounts, cash equivalents and other similar types of investments, certificates of deposit, U.S. Treasury bills and other marketable securities;

                 (c)      all Accounts Receivable;

                 (d) all refunds, deposits, prepayments or prepaid expenses (including, without limitation, any prepaid insurance premiums);

                 (e) all insurance policies, programs, reserves and related bonds of any nature (and any dividends or claims payable in respect thereof) covering the Business prior to the Closing;

                 (f) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with the Business or products delivered by Seller or Seller's Affiliates on or prior to the Closing Date;

                 (g) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating to the Excluded Assets;

                 (h) any amounts receivable from Seller or any of its Affiliates;

                 (i) all franchise tax registrations and sales and use Permits of Seller that are not related to the Business;

                 (j) all properties, excluding Owned Real Property, items of equipment and other assets and rights that are exclusively used in the manufacture, transportation, distribution, marketing or selling of Excluded Products;

                 (k) all items of machinery, equipment and other assets relating to centralized distribution, transportation and related services provided by Parent to Seller in connection with the Business;

                 (l) all items of machinery, equipment and other assets relating to research and development and which are owned by Seller's Affiliates;

                 (m) all advertising time and advertising space, including free standing inserts, booked prior to the Closing for periods after the Closing;

                 (n) all sales, marketing and corporate services the cost of which has been excluded from the Financial Statements as described therein;

                 (o) all Intellectual Property (as defined in the Intellectual Property Purchase Agreement);

                 (p) all Tax refunds (and credits) attributable to periods prior to the Closing; and

                 (q) all rights and interests under (including those of sponsor and administrator, as applicable), and all assets of, any employee benefit plan maintained by Seller or Seller's Affiliates, or ERISA Affiliates, including without limitation any Pension Plan, Welfare Plan, or Benefit Arrangement, except to the extent otherwise explicitly provided in accordance with Section 9.3 hereof.

                 "Excluded Liabilities" shall mean all accounts and other payables (excluding customer deposits accruing, arising out of or related to customer deposits for Scholle bins), all promotional accruals (excluding coupon accruals), all accrued wages and related payroll taxes, all workers' compensation claims filed prior to the Closing Date, all accrued bonuses, all Incentive Payments, and all inter-company indebtedness relating to the Business between or among Seller and Seller's Affiliates, in each case solely to the extent that such Liability is related to the Business, is related to periods prior to the Closing, and is outstanding as of the Closing Date.

                 "Excluded Products" shall mean those products of Seller listed on Schedule 1.1B which are excluded from the Business to be sold by Seller.

                 "Facilities" shall mean the plants, manufacturing facilities, warehouses, administration buildings and all other related facilities located on the real property which is owned by Seller in Hanford, California ("Hanford") and Woodland, California ("Woodland").

                 "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, vehicles purchased by the Business, and equipment (other than Inventory and Excluded Assets) owned by the Seller or Seller's Affiliates and located in, at or upon the Facilities as of the Statement Date plus all additions, replacements or deletions since the Statement Date in the ordinary course of the Business.

                 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                 "Incentive Payments" shall mean incentive payments which may be made by Parent to certain Personnel in connection with the transactions contemplated hereby.

                 "Intellectual Property Purchase Agreement" shall mean the Intellectual Property Purchase Agreement attached hereto as Exhibit G.

                 "Indemnification Agreement" shall mean the Indemnification Agreement attached hereto as Exhibit H.

                 "Interest Rate" shall mean the prime rate as published from time to time by Bank of America in the Wall Street Journal.

                 "Inventory" shall mean all inventory (excluding products shipped prior to Closing but not invoiced) relating to the Business held for resale and all raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located, but in each case other than the Excluded Assets.

                 "IRS" shall mean the Internal Revenue Service.

                 "Leases" shall mean all leases of real property to the extent related to the Business as set forth on Schedule 4.5.

                 "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

                 "Material Adverse Effect" or "material adverse change" shall mean with respect to the Business or the Purchased Assets any significant and substantial adverse effect or change in the Business, the financial condition of the Business, and/or the Purchased Assets, taken as a whole, or on the ability of Seller to consummate the transactions contemplated hereby.

                 "Net Working Capital" shall mean Inventory (excluding products shipped prior to Closing but not invoiced) less total current liabilities of the Business relating to coupon programs, accrued vacations and customer deposits for Scholle bins, calculated in accordance with generally accepted accounting principles applied consistently with the Financial Statements.

                 "ordinary course of business" or "ordinary course" or any similar phrase shall mean the ordinary course of the Business and consistent with Seller's past practice.

                 "Owned Real Property" shall mean all fee simple interests in the Facilities.

                 "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other Person, necessary for the conduct of the Business as currently conducted.

                 "Permitted Encumbrances" shall mean (i) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business and not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, (iii) Encumbrances set forth in the preliminary title reports issued by Chicago Title Company with respect to the Owned Real Property, and identified in Schedule 4.6(a), which Buyer has been provided the right to review prior to the date hereof,
(iv) Encumbrances set forth on Schedule 4.6(a), and (v) other Encumbrances which in the aggregate do not materially interfere with the operation or materially diminish the value of the Business as presently conducted or the Facilities as presently operated.

                 "Purchased Assets" shall mean all of Seller's and Seller's Affiliates' right, title and interest in, to and under (i) the Books and Records, (ii) the Fixtures and Equipment, (iii) the Inventory, (iv) the Owned Real Property, (v) the Leases, (vi) the Technology and Studies, (vii) the Permits, (viii) all Contracts, purchase orders or sales orders (including, without limitation, open orders to purchase raw materials or services) related exclusively to the Business, or any other Contracts for service and maintenance of the Real Property, contract packing, packaging equipment and personal property, and (ix) all other tangible assets of Seller or Seller's Affiliates to the extent related to the Business; provided, however, that in no event shall "Assets" include any of the Excluded Assets.

                 "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                 "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                 "Seller's Knowledge" shall mean the actual knowledge of Patraea Heynike, Jim Dintaman, Ken Wulff, Rob Wilson, Glenn Patcha or Ted Leaman, as such knowledge may exist without inquiry into the matter.

                 "Statement Date" shall mean June 30, 1997.

                 "Supply Agreement" shall mean the Supply Agreement substantially in the form attached hereto as Exhibit I pursuant to which Parent agrees to purchase or to cause its Affiliates to purchase certain products from Buyer after the Closing.

                 "Tax" shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

                 "Technology and Studies" shall mean the computerized maintenance program primarily related to the Facilities, products in development with respect to products included on Schedule 1.1A, sales and marketing materials related exclusively to the Business, in process research and development related to the Business and conducted by Personnel, and studies and reports that relate exclusively to (i) consumers' perceptions of the products included on Schedule 1.1A or (ii) the Transferred Intellectual Property.

                 "Trademark License Agreement" shall mean the Trademark License Agreement in the form attached hereto as Exhibit J which shall provide for an exclusive five-year license by Buyer to Seller or Seller's Affiliates of the trademarks transferred to Buyer pursuant to the Intellectual Property Purchase Agreement for use in connection with the Excluded Products.

                 "Transition Services Agreement" shall mean the Transition Services Agreement having the terms set forth in Section 6.9 of this Agreement pursuant to which Seller shall provide certain services to Buyer for a limited transition period following the Closing.

         1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

                    Term                                                                     Section
                    ----                                                                     -------
                    Aggregate Amount                                                        2.4(d)
                    Assumed Liabilities                                                     2.2
                    Base Purchase Price                                                     2.3
                    Benefit Arrangement                                                     4.16(a)
                    Claim                                                                  10.2(c)
                    Claim Notice                                                           10.2(c)
                    Closing                                                                 3.1
                    Code                                                                    4.16(a)
                    Collective Bargaining Agreements                                        9.3(a)
                    Confidential Information                                               11.11(b)
                    Covered Person                                                          9.3(a)
                    Covered Salaried Person                                                 9.3(a)
                    Covered Union Person                                                    9.3(a)
                    Damages                                                                10.2(a)
                    Employee                                                                9.3(a)
                    Employee Plans                                                          4.16(a)
                    Environmental Laws                                                      4.17
                    Escrow Account                                                          2.3
                    Estimated Adjustment Amount                                             2.3
                    ERISA                                                                   4.16(a)
                    ERISA Affiliate                                                         4.16(a)
                    ESP                                                                     9.3(a)
                    Extension Option                                                        3.1
                    Final Purchase Price                                                    2.4(d)
                    Financial Statements                                                    4.9
                    Former Employee                                                         9.3(a)

                    Term                                                                     Section
                    ----                                                                     -------
                    Hazardous Materials                                                     4.17
                    Incentive Plan                                                          9.3(a)
                    Indemnified Party                                                      10.2(c)
                    Indemnifying Party                                                     10.2(c)
                    MLIP                                                                    9.3(a)
                    Multiemployer Plan                                                      4.16(a)
                    Net Working Capital Adjustment Amount                                   2.3
                    PBGC                                                                    4.16(a)
                    Pension Plan                                                            4.16(a)
                    Personnel                                                               4.4(b)
                    Real Property                                                           4.5
                    Retirement Plan                                                         9.3(a)
                    Savings Plan                                                            9.3(a)
                    Statement of Net Working Capital                                        2.4
                    TERP                                                                    9.3(a)
                    Welfare Plan                                                            4.16(a)


                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

         2.1 Transfer of Purchased Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred and assigned, to Buyer, all of Seller's and Seller's Affiliates' right, title and interest in, to and under the Purchased Assets, and Buyer agrees to purchase the Purchased Assets and assume the Assumed Liabilities.

         2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall assume all of the Liabilities of Seller or Seller's Affiliates (other than the Excluded Liabilities and the Liabilities of Seller set forth in Sections 2.4(e), 2.5,
2.6 and 2.7) of any kind accruing, arising out of or related to the Business, whether such liabilities or obligations are related to payment, performance or otherwise, are liquidated or unliquidated, are fixed or absolute, or are present, future or otherwise ("Assumed Liabilities"). Without limiting the foregoing, the following shall be considered Assumed Liabilities:

                 (a) All Liabilities accruing, arising out of or related to the Contracts listed on Schedule 4.7 and such other Contracts included in the Purchased Assets which are not required to be listed on Schedule 4.7 under the terms of Schedule 4.7;

                 (b) all Liabilities accruing, arising out of or related to the employment of Personnel by Buyer on or after the Closing, and all other Liabilities undertaken by Buyer in accordance with Article IX hereof, including Liabilities incurred prior to the Closing;

                 (c) all Liabilities accruing, arising out of or related to accrued vacation, sick leave or workers' compensation claims filed on or after the Closing Date, in each case in connection with the Personnel;

                 (d) all Liabilities accruing, arising out of or related to consumer coupons for products of the Business redeemed or submitted for reimbursement by coupon redemption agents after the Closing regardless of when issued which relate to the coupon programs identified and described on Schedule 2.2(d); and

                 (e) all Liabilities accruing, arising out of or related to customers' deposits for Scholle Bins.

         2.3 Purchase Price. At the Closing, in consideration of the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Buyer shall (i) pay to Seller an aggregate amount equal to One Hundred Forty-Six Million and Five Hundred Thousand Dollars ($146,500,000) (the "Base Purchase Price") by wire transfer of immediately available funds to an account designated by Seller, (ii) deposit into an escrow account (the "Escrow Account") an amount equal to the Estimated Adjustment Amount, and (iii) assume the Assumed Liabilities. The "Estimated Adjustment Amount" means Seller's reasonable estimate (which estimate Seller shall provide to Buyer no later than two (2) business days prior to the Closing Date and set forth the basis upon which such estimate was made) of the Net Working Capital Adjustment Amount as of the Closing Date. The "Net Working Capital Adjustment Amount" means an amount equal to (a) the final closing Net Working Capital as determined pursuant to Section 2.4, minus (b) $77,400,000. The Base Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Code and regulations thereunder. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with this Agreement and the Intellectual Property Purchase Agreement and which gives effect to any adjustment amount to the Base Purchase Price.

         2.4     Net Working Capital Adjustment.

                 (a) Within sixty (60) calendar days after the Closing Date, Seller shall deliver to Buyer a statement audited by KPMG Peat Marwick LLP setting forth its calculation of the Net Working Capital as of the Closing Date, prepared as described herein (the "Statement of Net Working Capital"). The Statement of Net Working Capital shall be prepared in accordance with the definition of Net Working Capital. Buyer and an accounting firm selected by Buyer shall have the right to be present to observe the taking of any physical inventory in conjunction with the preparation of Seller's calculation of the Statement of Net Working Capital and may review and examine the procedures, books, records and work papers used in its preparation.

                 (b) Unless Buyer, within sixty (60) calendar days after receipt of the Statement of Net Working Capital, notifies Seller that it objects to the computation contained therein, specifying the basis for such objection, Seller's calculation of the closing Net

Working Capital shall be binding upon the parties. The computation of the Net Working Capital shall not be disputed as to accounting principles so long as the principles and procedures used to compute it are consistent with those described in the definition of Net Working Capital in Section 1.1 hereof. If Buyer and Seller are unable to agree upon the calculation of Net Working Capital within sixty (60) calendar days after any such notification has been given by Buyer or within a mutually agreed to extended time period, the controversy shall be referred to KPMG Peat Marwick LLP for a final determination thereof. Such determination shall be binding upon the parties, absent manifest error. The parties shall share equally the fees and expenses of such firm.

                 (c) Upon the final determination of Net Working Capital pursuant to this Section 2.4:

                          (i)     If the Net Working Capital Adjustment Amount
is a positive number greater than the Estimated Adjustment Amount, then (A) Buyer and Seller shall cause Seller to be paid out of the Escrow Account an amount equal to the Estimated Adjustment Amount plus the accrued interest thereon, and (B) Buyer shall pay to Seller an amount equal to (I) the Net Working Capital Adjustment Amount, minus (II) the Estimated Adjustment Amount.

                          (ii)    If the Net Working Capital Adjustment Amount
is a positive number less than the Estimated Adjustment Amount, then Buyer and Seller shall (A) cause Seller to be paid out of the Escrow Account an amount equal to the Net Working Capital Adjustment Amount plus that portion of the accrued interest held in the Escrow Account relating to the original balance of the Escrow Account being paid to Seller, and (B) cause the balance of funds in the Escrow Account to be paid to Buyer.

                          (iii)   If the Net Working Capital Adjustment Amount
is a negative number, then (A) Buyer and Seller shall cause Buyer to be paid out of the Escrow Account an amount equal to the Estimated Adjustment Amount plus the accrued interest thereon, and (B) Seller shall pay to Buyer an amount equal to the absolute value of the Net Working Capital Adjustment Amount.

                 (d) All payments pursuant to Section 2.4(c) shall be delivered in accordance with the instructions of the appropriate recipient, and all payments pursuant to Sections 2.4(c)(i)(B) and 2.4(c)(iii)(B) shall include interest thereon for each day from and including the Closing Date, at a rate per annum equal to the Interest Rate, (i) within the lesser of sixty-five (65) calendar days after delivery by Seller of the Statement of Net Working Capital, or five (5) calendar days after Buyer notifies Seller that it does not object to the Statement of Net Working Capital; or (ii) if Buyer shall have objected to the Statement of Net Working Capital, within five (5) calendar days following final determination of the disputed items pursuant to Section 2.4(b). The Base Purchase Price (A) plus any payments to Seller pursuant to Sections 2.4(c)(i) or 2.4(c)(ii), or (B) less any payments from Seller to Buyer pursuant to Section 2.4(c)(iii), shall be referred to herein as the "Final Purchase Price," and the amount equal to the Final Purchase Price plus the IP Purchase Price (as defined in the Intellectual Property Purchase Agreement) shall be referred to herein as the "Aggregate Amount."

                 (e) Seller shall be obligated to pay all of the Excluded Liabilities. Seller shall be entitled to collection and receipt of all Accounts Receivable, provided that (A) to the extent that a customer takes a deduction on or after the Closing against an invoice related to products of the Business shipped before the Closing, which deduction is related to coupon programs, trade promotions and related activities, or pricing related activities after the Closing, Seller shall be entitled to be reimbursed by Buyer for any such deduction and (B) to the extent that a customer takes a deduction on or after the Closing against an invoice relating to products of the Business shipped after the Closing, which deduction is related to trade promotions and related activities and pricing related activities, prior to the Closing, Buyer shall be entitled to be reimbursed by Seller for any such deduction. Seller and Buyer shall cooperate in good faith in order to ensure that Seller receives payment of the Accounts Receivable outstanding as of the Closing Date and that Buyer receives payment of accounts receivable of the Business issued after the Closing. To the extent that either Buyer or Seller receives payment of receivables owned by the other party, Buyer and Seller agree to promptly (within ten (10) calendar days) remit the proceeds to the designated bank account of Seller or Buyer, as appropriate. Seller may direct all trade debtors to make payment on Accounts Receivable outstanding as of the Closing Date to Seller at a specified address and/or account.

         2.5 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than sixty (60) calendar days thereafter, the real and personal property taxes, water, gas, electricity and other utilities, common area maintenance reimbursements to lessors, local business or other license fees or taxes, merchants' association dues and other similar periodic charges payable with respect to the Purchased Assets or the Business shall be prorated between Buyer and Seller effective as of the Closing Date. To the extent practicable, utility meter readings for the Facilities shall be determined as of the Closing Date. If the final real property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value of any Facility prior to the Closing Date.

         2.6 Taxes. Except as otherwise provided in this Agreement, all Taxes in respect of the Purchased Assets and income of the Business for the period or portions of periods ending prior to the Closing Date shall be borne by the Seller. Except as otherwise provided in this Agreement, all Taxes in respect of the Purchased Assets and income of the Business for the period or portions of periods beginning on and after the Closing Date shall be borne by the Buyer.

         2.7 Rents. Seller shall pay minimum or basic rent under the Leases through the end of the calendar month in which the Closing Date occurs, and Buyer shall reimburse Seller for such rent accrued from the Closing Date through the end of such month as part of the post-Closing proration.

         2.8     Closing Costs; Transfer Taxes and Fees.

                 (a) Buyer shall pay the cost of all sales, use and transfer Taxes arising out of the transfer of the Purchased Assets pursuant to this Agreement and Seller shall reimburse Buyer for fifty percent (50%) of such sales, use and transfer Taxes. Buyer and Seller shall jointly determine the amount of any such sales, use and transfer Taxes payable. Buyer shall pay all costs and expenses (including, without limitation, recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Purchased Assets. The sales, use and transfer tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. The parties agree to cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

                 (b) If Buyer or Seller pays any Tax agreed to be borne by the other party under this Agreement, such other party shall promptly (within 10 business days) reimburse the paying party for the amounts so paid. If any party receives any refund or credit of Tax to which another party is entitled under this Agreement, the receiving party shall promptly (within 10 days) pay such amounts to the party entitled thereto.


                                  ARTICLE III

                                    CLOSING

         3.1 Closing. The closing of the transactions contemplated herein (the "Closing") will occur concurrently with the closing in connection with the Intellectual Property Purchase Agreement, and will be held at such hour as the parties shall mutually agree on the Closing Date at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, unless the parties hereto otherwise agree. Subject to the next sentence, on or prior to 5:00 p.m. (P.S.T.) on December 19, 1997, Buyer shall have the option to extend (the "Extension Option") the Closing Date to January 23, 1998 upon the payment of a non-refundable amount equal to Two Million Dollars ($2,000,000) by wire transfer of immediately available funds to an account designated by Seller. In the event that the conditions set forth in Sections 8.1, 8.2 and 8.3 to Buyer's obligations are not satisfied or waived by Buyer by December 19, 1997, Buyer may exercise its Extension Option at any time three business days following the satisfaction or waiver by the party having the authority to waive such condition of the conditions set forth in Sections 7.1, 7.2, 7.3, 8.1, 8.2 and 8.3 of this Agreement. For the purpose of any calculation or determination required to be made by any of the parties following the Closing, the Closing shall be deemed to have been effective as of 12:01 a.m. on the Closing Date.

         3.2     Conveyances at Closing.

                 (a) Seller's Deliveries. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, execute and deliver, or cause to be executed and delivered to Buyer:

                          (i)     the Deeds;

                          (ii)    the Bill of Sale;

                          (iii)   the Assignment of Lease;

                          (iv)    the Assignment of Contract Rights;

                          (v)     the Assignment of Trademarks;

                          (vi)    the Trademark License Agreement;

                          (vii)   the Copack Agreement;

                          (viii)  the Supply Agreement;

                          (ix)    the consents, certificates and other
documents required by Article VIII in form reasonably satisfactory to Buyer;
and

                          (x)     all Books and Records and Contracts, provided
that for the purposes of this section, all Books and Records and Contracts located at the Facilities shall be deemed delivered to the Buyer at Closing.

                 (b) Buyer's Deliveries. At the Closing, Buyer and Operating Company shall deliver or cause to be delivered the Base Purchase Price to Seller in accordance with Section 2.3, shall deposit or cause to be deposited the Estimated Adjustment Amount into the Escrow Account pursuant to
Section 2.3, and shall execute and deliver or cause to be delivered to Seller or Seller's Affiliates:

                          (i)     the Assumption Agreement;

                          (ii)    the Trademark License Agreement;

                          (iii)   the Copack Agreement;

                          (iv)    the Supply Agreement; and

                          (v)     the consents, certificates and other
documents required by Article VII in form reasonably satisfactory to Seller.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

                 Parent and Seller hereby represent and warrant to Buyer, as of the date hereof, and except as otherwise set forth on the Disclosure Schedule, as follows:

         4.1     Organization

                 (a) Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Schedule 4.1 contains a true, correct and complete list of all jurisdictions in which Seller is qualified to do business as a foreign corporation.

                 (b) Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authorization. Each of Parent and Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of this Agreement and the Ancillary Agreements to which Parent is a party has been (or, when executed and delivered, will have been) duly executed and delivered by Parent and constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity). Each of this Agreement and the Ancillary Agreements to which Seller is a party has been (or, when executed and delivered, will have been) duly executed and delivered by Seller and constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity).

         4.3 Consents and Approvals. Except as set forth on Schedule 4.3 hereto and other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller or Parent in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

         4.4     Absence of Certain Changes or Events.  Except as set forth in
Schedule 4.4, since the Statement Date and otherwise contemplated by this Agreement, other than in the ordinary course of business, there has not been any:

                 (a) change in the financial condition of the Business which has had a Material Adverse Effect;

                 (b) (i) increase in the compensation payable or to become payable by Seller to any of the officers, employees or agents of the Business (collectively, "Personnel") whose total base compensation for services rendered to Seller is currently at an annual rate of more than $100,000, (ii) any adjustment in the method for calculation of bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of the Personnel, (iii) any employee welfare, pension, retirement, profit- sharing or similar payment or arrangement made or agreed to by Seller for any Personnel except pursuant to the existing plans and arrangements described in Schedule 4.16, or (iv) any new employment agreement to which Seller is a party;

                 (c) addition to or material modification of the employee benefit plans, arrangements or practices described in Schedule 4.16 affecting Personnel other than (i) contributions made for 1997 in accordance with the normal practices of Seller, (ii) the extension of coverage to other Personnel who became eligible after the Statement Date, or (iii) amendments giving effect to the covenants contained in Section 9.3 hereof;

                 (d) sale, assignment or transfer of any of the Purchased Assets, material singly or in the aggregate, except in the ordinary course of business;

                 (e) execution, amendment, cancellation or termination of any Contract, commitment, agreement, Lease, transaction or Permit material to the Business;

                 (f) the execution of any Lease or any incurring of liability therefor by Seller, involving payments in excess of $100,000 in the aggregate;

                 (g) failure to repay when due any obligation of Seller, except where such failure would not have a Material Adverse Effect;

                 (h) change in accounting methods or practices by Seller which would have a Material Adverse Effect on the Financial Statements;

                 (i) mortgage of any Owned Real Property or any mortgage, pledge or other material encumbrance of any other material Purchased Assets, other than Permitted Encumbrances;

                 (j) issuance by Seller of, or commitment of Seller to issue, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities;

                 (k) indebtedness incurred by Seller for borrowed money or any commitment to borrow money entered into by Seller, or any loans made or agreed to be made by Seller;

                 (l) liabilities incurred by Seller involving $100,000 or more, or any material increase or material change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves; or

                 (m)      agreement by Seller to do any of the foregoing.

         4.5 Assets. Schedule 4.5 sets forth a complete list of all material personal property included in Fixtures and Equipment which list will be corrected prior to the Closing to make certain additions and deletions which will not, in the aggregate, result in a material diminution in value in the Business or the Personal Property listed on Schedule 4.5 on the date hereof; and all real property interests of Seller including (a) all Owned Real Property and (b) all Leases. Except as set forth on Schedule 4.5, the Owned Real Property and the property subject to the Leases (collectively, the "Real Property") is all of the real property which is material to the operation of the Business. Seller or Seller's Affiliates have good title to the personal property included in the Purchased Assets, except for such Purchased Assets which have been disposed of in the ordinary course of business, free of any Encumbrances, other than Permitted Encumbrances.

         4.6     Real Property

         (a) Owned Real Property. Accurate and complete copies (including copies of all documents related to the exceptions listed therein) of preliminary title reports dated September 15, 1997 with respect to the Hanford Facility (order no. 86501A-AC) and dated September 5, 1997 with respect to the Woodland Facility (order no. 1012063-SS) have been previously provided to Buyer. There is no pending or, to Seller's Knowledge, threatened condemnation or other form of eminent domain proceeding against all or any portion of the Owned Real Property. None of the Owned Real Property is subject to any commitment, right of first refusal or other arrangement for the sale, transfer or lease thereof to any third party.

         (b) Leases. Each of the Leases is in full force and effect and provides Seller with peaceful and undisturbed possession of the real property whicre the failure to conform would not have a Material Adverse Effect on the Business. All utilities reasonably necessary for the operation, use and occupancy of the Facilities as currently operated are installed to the boundary lines of the Owned Real Property and are connected with valid Permits.

         4.7     Contracts and Commitments.

                 (a) Contracts. Except as set forth in Schedule 4.7, Seller is not a party to (or in the case of clause (iv) below, licensee under) any written or, to Seller's Knowledge, any oral:

                          (i)     commitment, contract, guaranty, note, loan,
evidence of indebtedness, purchase order (other than purchase orders entered into in the ordinary course of business) or letter of credit involving any obligation or liability on the part of Seller of more than $100,000 and not cancelable (without liability) within ninety (90) days;

                          (ii)    lease of personal property (other than
leases, including without limitation, master equipment leases, entered into in the ordinary course of business) involving any annual expense in excess of $100,000 and not cancelable (without liability) within ninety (90) days (Schedule 4.7 indicates with respect to each lease listed thereon a general description of the leased items, term, annual rent and renewal options);

                          (iii)   contracts and commitments not otherwise
described above or listed in Schedule 4.7 and otherwise materially affecting the Business under contracts not in the ordinary course of business;

                          (iv)    material governmental or regulatory licenses
or permits required to conduct the Business as presently conducted;

                          (v)     contracts or agreements containing covenants
limiting the freedom of Seller to engage in any line of business or compete with any person; or

                          (vi)    employment contracts or severance agreements,
including without limitation, contracts to employ executive officers and other contracts with officers or directors of Seller.

                 (b) Absence of Defaults. Seller is not (and, to Seller's Knowledge, no other party is) in material breach or violation of, or default under any of the Contracts or other instruments described in (i)-(vi) above, the breach or violation of which would, either individually or in the aggregate, have a Material Adverse Effect. Each of the Contracts described in
(i) through (vi) above or listed on Schedule 4.7 is in full force and effect as of the date hereof and is a valid and binding obligation of Seller as of the date hereof. Buyer has been provided with a true and correct copy of each Contract applicable to the Business if such Contract falls within the descriptions set forth in (i) through (vi) above.

         4.8 No Conflict or Violation. Neither the execution or delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Parent or Seller, (b) a breach of, or a default under, any term or provision of any Contract, agreement, indebtedness, lease, Encumbrance, commitment, license, franchise, Permit, authorization or concession to which Seller is a party or by which the Purchased Assets are bound, which breach or default would have a Material Adverse Effect, (c) a violation by Seller of any Regulation which would have a Material Adverse Effect, or (d) the imposition of any Encumbrance, restriction or charge on the Business or any of the Purchased Assets which Encumbrance, restriction or charge would have a Material Adverse Effect.

         4.9 Financial Statements. Schedule 4.9 sets forth the (a) historical schedule of product contribution for the Business for the years ended December 31, 1995 and 1996, respectively, and (b) the statement of certain assets and liabilities of the Business as of June 30, 1997 (collectively, the "Financial Statements"). The line items set forth therein have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby (except as set forth in the accounting policies described and set forth in Schedule 4.9), which principles and policies have been applied on a basis consistent with prior years and the practices and procedures of the Business and Seller, and present fairly and accurately the information purported to be presented therein at the dates indicated therein. The Financial Statements relate solely to the Business and are complete with respect to the Business except as noted in
Schedule 4.9.

         4.10 Litigation. Schedule 4.10 sets forth all material orders, writs, injunctions, judgments or decrees outstanding and in effect, and suits and litigations and, to Seller's Knowledge, proceedings, arbitral actions, governmental investigations or labor disputes (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans) pending or threatened against Seller which (i) could reasonably involve potential liability to Seller in excess of $100,000, or (ii) could individually or in the aggregate, have a Material Adverse Effect.

         4.11 Labor Matters. Except as set forth in Schedule 4.11, (i) Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association, and (ii) within the past two (2) years, Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no labor strike or labor disturbance pending or, to Seller's Knowledge, threatened against Seller nor is Seller experiencing a work stoppage or other material labor difficulty. Seller is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours. To Seller's Knowledge, there is no unfair labor practice charge or complaint against Seller pending before the National Labor Relations Board or any other governmental agency arising out of Seller's activities.

         4.12 Liabilities. To Seller's Knowledge, except for Excluded Liabilities and Liabilities assumed by Buyer pursuant to Article IX, Seller has no material Liabilities due or to become due, except (a) Liabilities which are set forth or reserved for in the Financial Statements, which have not been paid or discharged since the Statement Date, (b) Liabilities arising in the ordinary course of business under Contracts and other business arrangements described in the Disclosure Schedule (and under those Contracts which are not required to be disclosed on the Disclosure Schedule), (c) Liabilities incurred since the Statement Date in the ordinary course of business consistent with past practice and (d) Liabilities that are not required to be disclosed because they are not material.

         4.13 Compliance with Law. Seller is not in violation of any Court Order and Seller has not received any notice to the effect that, or otherwise been advised that, it is in violation of any Regulations, which violation would have a Material Adverse Effect.

         4.14 No Brokers. Neither Parent, Seller nor any of their respective officers, directors, employees, shareholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

         4.15 No Other Agreements to Sell the Purchased Assets. Neither Parent nor Seller nor any of their respective officers, directors, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets (other than Inventory in the ordinary course of business), to sell or effect a sale of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

         4.16    Employee Benefit Plans.

                 (a)      Definitions.  The following terms, when used in this
Section 4.16, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

                          (i)     Benefit Arrangement.  "Benefit Arrangement"
shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in
Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to by Seller, and (C) covers any employee or former employee of Seller (with respect to their relationship with Seller).

                          (ii)    Employee Plans.  "Employee Plans" shall mean
all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                          (iii)   ERISA.  "ERISA" shall mean the Employee
Retirement Income Security Act of 1974, as amended, and any lawful rules and regulations promulgated thereunder.

                          (iv)    ERISA Affiliate.  "ERISA Affiliate" shall
mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with Seller as defined in Section 414(b) or (c) of the Code.

                          (v)     Multiemployer Plan.  "Multiemployer Plan"
shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA,
(A) which Seller maintains, administers, contributes to or is required to contribute to (B) which covers any employee or former employee of Seller (with respect to their relationship with Seller).

                          (vi)    PBGC.  "PBGC" shall mean the Pension Benefit
Guaranty Corporation.

                          (vii)   Pension Plan.  "Pension Plan" shall mean any
"employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (B) which covers any employee or former employee of Seller (with respect to their relationship with Seller).

                          (viii)  Welfare Plan.  "Welfare Plan" shall mean any
"employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and (B) which covers any employee or former employee of Seller (with respect to their relationship with Seller).

                 (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.16 contains a complete list of Employee Plans. True and complete copies of each of the following documents have been delivered by Seller to Buyer: each Welfare Plan covering union employees and each Welfare Plan providing medical benefits to active salaried employees and all amendments thereto. Schedule 4.16 also sets forth a true and complete list of all salaried employees of Seller as of October 27, 1997 and the department, hire date and annual compensation paid or payable to each such individual, and a true and complete list of all hourly employees employed by Seller at any time during the current fiscal year to October 4, 1997, and the plant location, hire date and gross pay during such period of each such individual. Seller has provided or, upon Buyer's reasonable request, will provide or make available to Buyer prior to the Closing Date relevant service, compensation and other employment-related data, complete, accurate and current copies of the plan document(s) of each Employee Plan, summary plan descriptions and other descriptive materials provided to employees and, in the case of an Employee Plan intended to qualify under Section 401(a) of the Code, a copy of the most recent Internal Revenue Service determination letter of such Employee Plan's qualified status.

                 (c) Representations. Except as set forth in Schedule 4.16, Seller represents and warrants as follows:

                          (i)     Pension Plans.

                                  (A)      No "accumulated funding deficiency"
(for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, exists with respect to any Pension Plan, whether or not waived.

                                  (B)      Seller is not required to provide
security to a Pension Plan under Section 401(a)(29) of the Code.

                                  (C)      Seller has paid all premiums (and
interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Within the past six (6) years, no proceeding has been commenced by the PBGC to terminate any Pension Plan.

                                  (D)      To Seller's Knowledge, each Benefit
Arrangement, Welfare Plan and Pension Plan has been administered and written so as to comply with all applicable Regulations, except to the extent that failure to be so administered or written would not have a Material Adverse Effect.

                          (ii)    Multiemployer Plans.

                                  (A)      Seller has not withdrawn from a
Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability, of Seller which has not been fully paid, except with respect to any such withdrawal where Seller and a third person have agreed to comply with the provisions of Section 4204 of ERISA.

                                  (B)      To Seller's Knowledge, with respect
to each Multiemployer Plan: (1) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any material Liability of Seller under Title IV of ERISA; (2) no proceeding has been initiated by any person (including the PBGC) to terminate any Multiemployer Plan.

                          (iii)   Severance or Accelerated Benefits.  No
severance payments are payable to any Employees hired by Buyer as a result of the transactions contemplated by this Agreement. Except for Incentive Payments and except as set forth in Section 9.3, no extraordinary compensation or similar payments are payable to any Personnel, nor are any benefits accelerated under any Employee Plans as a result of the transactions contemplated by this Agreement.

         4.17 Compliance With Environmental Laws. For purposes hereof, the term "Environmental Laws" shall mean any laws or regulations of any federal, state, or local governmental or regulatory authority enacted or promulgated as of the date of this Agreement which govern the emission, discharge or release of Hazardous Materials. For purposes hereof, the term "Hazardous Materials" shall mean any explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum by-products, "hazardous waste," as defined by Section 1004(5) of the Solid Waste Disposal Act, as amended ("SWDA"), 42 U.S.C. Section 6903(5), and California Health and Safety Code Section 25117 as enacted as of the date hereof, and regulations of the U.S. Environmental Protection Agency ("EPA") and the California Department of Toxic Substances Control ("DTSC") promulgated thereunder as of the date hereof, and "hazardous substances," as defined by
Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601(14), and California Health and Safety Code Section 25316 as enacted as of the date hereof, and EPA and DTSC regulations promulgated thereunder as of the date hereof. To Seller's Knowledge and except as set forth in Schedule 4.17:

                 (a) the Purchased Assets are and at all times on and prior to the Closing Date have been, owned, leased and operated by Seller in material compliance with all applicable Environmental Laws and all permits, licenses and authorizations currently in effect and issued by any governmental or regulatory authority pursuant to any Environmental Laws ("Environmental Permits");

                 (b) Seller has not received any written notice from any governmental or regulatory authority alleging that any of the Purchased Assets is currently in violation of any applicable Environmental Laws or Environmental Permits;

                 (c) there is not and has not been any "underground storage tanks," as defined by Section 9001 of the SWDA, 42 U.S.C. Section 6991, or California Health and Safety Code Section 25281 as enacted as of the date hereof, installed by Seller for the storage of Hazardous Materials at any Owned Real Property or any premises subject to the Leases;

                 (d) there is no outstanding civil, criminal or administrative suit, hearing or proceeding relating to the Purchased Assets pending pursuant to any Environmental Laws;

                 (e) Seller has not received any written notice of any alleged Liability pursuant to any Environmental Laws for any "removal" or "remedial action" as defined in Sections 101(23) and 101(24) of CERCLA, 42 U.S.C. Section Section 9601(23) and 9601(24), and California Health and Safety Code Section Section 25322 and 25323 as enacted as of the date hereof, arising from the disposal of Hazardous Materials at or from any of the Owned Real Property or the premises subject to the Leases;

                 (f) Seller has not released any amount requiring remediation or removal pursuant to any Environmental Law or a "reportable quantity," as defined by Section 102 of CERCLA, 42 U.S.C. Section 9602, California Health and Safety Code Section 25359.4, or California Water Code Section Section 13271 and 13272 as enacted as of the date hereof, and regulations of EPA, DTSC and the State Water Resources Control Board promulgated thereunder as of the date hereof, of any Hazardous Materials at any of the Owned Real Property or the premises subject to the Leases, in violation of applicable Environmental Laws;

                 (g) there are no polychlorinated biphenyls in any article, container or equipment and no friable asbestos-containing materials at any of the Owned Real Property or premises subject to the Leases, the condition of which could reasonably be expected to pose a material risk to the health and safety of any employees, agents, invitees or other persons; and

                 (h) there are no liens held by any governmental or regulatory authority pursuant to Section 107(l) of CERCLA, 42 U.S.C. Section 9607(1), or any analogous Environmental Laws with respect to any Owned Real Property or premises subject to the Leases.

         4.18 Capital Expenditures. For the year ended December 31, 1997, capital expenditures relating to the Business will equal or exceed $6,200,000.

         4.19 Payment of Taxes. Parent and Seller have filed all tax returns required to be filed (or obtained an extension with respect thereto) on or prior to the date hereof, except for those failures to file or obtain an extension which would not have a Material Adverse Effect, and all Taxes shown as due on such tax returns have been or will be paid in a timely manner or have been accrued for in the Financial Statements.

         4.20 Insurance. Schedule 4.20 contains a complete summary of the policies and binders of insurance and a general description of the type of coverage currently applicable to the Business or the Purchased Assets. Such policies are in full force and effect on the date hereof.

         4.21 Inventory. Except as set forth in Schedule 4.21, all Inventory of Seller included in the Purchased Assets reflected in the Financial Statements is produced and packaged in accordance with all applicable laws, regulations and orders, is usable and salable in the ordinary course of business, except for items of obsolete materials and materials of below standard quality of slow moving Inventory, all of which have been written down in the Financial Statements to realizable fair market value or for which adequate reserves have been provided therein.

         4.22 Customers. To Seller's Knowledge, since the Balance Sheet Date, no customer to whom Seller has made in excess of $1,000,000 in sales during the year ended December 31, 1996, has notified Seller that it will terminate its relationship with Seller.


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer and Del Monte Foods hereby jointly and severally represent and warrant to Parent and Seller as follows:

         5.1 Organization of Buyer and Del Monte Foods. Each of Buyer and Del Monte Foods is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with full power and authority to own and lease its properties and conduct its business as its is presently being conducted. Each of Buyer and Del Monte Foods is duly authorized, qualified or licensed to do business as a foreign corporation and is in good standing, in each of the jurisdictions in which such qualification is necessary under applicable law as a result of the conduct of its business, except where failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), liabilities, operations or results of operations of Buyer or Del Monte Foods.

         5.2 Authorization. Each of Buyer and Del Monte Foods has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer or Del Monte Foods is a party, and the consummation by Buyer and Del Monte Foods of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Buyer and Del Monte Foods. No other corporate proceedings on the part of Buyer and Del Monte Foods are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements to which Buyer or Del Monte Foods is a party has been (or, when duly executed and delivered, will have been) duly executed and delivered by Buyer or Del Monte Foods, as applicable, and constitutes (or, when executed and delivered, will constitute) a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity).

         5.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer and Del Monte Foods with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the [Certificate] [Articles] of Incorporation or Bylaws of Buyer or Del Monte Foods, (b) violate, conflict with, or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Buyer's or Del Monte Foods' assets under any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Buyer or Del Monte Foods is a party, which violation, conflict or default would have a material adverse effect on the business of Buyer or Del Monte Foods or the ability of Buyer or Del Monte Foods to consummate the transactions contemplated hereby and thereby,

(c) violate any Regulation or Court Order, except, in the case of each of clauses (a), (b) and (c) above, for such violations, defaults, terminations, accelerations or creations of Encumbrances which, in the aggregate, would not have a material adverse effect on the business of Buyer or Del Monte Foods or the ability of Buyer and Del Monte Foods to consummate the transactions contemplated hereby or thereby.

         5.4 Consents and Approvals. Except as set forth on Schedule 5.4 hereto and other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Buyer or Del Monte Foods in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

         5.5 No Brokers. Neither Buyer, Del Monte Foods, nor any officers, directors, employees, shareholders or Affiliates of Buyer or Del Monte Foods has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or Parent or any of their respective Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.


                                   ARTICLE VI

                         COVENANTS OF SELLER AND BUYER

                 Seller and Buyer each covenant with the other as follows:

         6.1 Further Assurances. (a) Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (iii) to cooperate with each other in connection with the foregoing. In furtherance and not in limitation of the foregoing, each party shall promptly supply any additional information and documentary material that may be requested pursuant to the HSR Act and cooperate fully in connection with any filing under applicable antitrust laws and in connection with resolving any related investigation or other inquiry concerning the transactions contemplated by the Agreement. Either party hereto shall promptly inform the other of any material communication and requests for information from any governmental authority regarding any of the transactions contemplated hereby and shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, appropriate response to any such communication.

                 (b) Buyer and Seller shall each use their best efforts to finalize the Co-Pack Agreement and the Supply Agreement by December 5, 1997.
In the event the parties fail to reach final agreement on such documents, the Co-Pack Agreement and Supply Agreement shall be executed at the Closing in the forms attached hereto as Exhibit E and I, respectively.

         6.2 Notification of Certain Matters. From the date hereof through the Closing, Seller shall give prompt notice to Buyer and Del Monte Foods of, and Buyer and Del Monte Foods shall give prompt notice to Seller of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement or any Ancillary Agreement, or in any exhibit or schedule hereto or thereto, to be untrue or inaccurate in any material respect and (b) any material failure of Seller, on the one hand, and Buyer and Del Monte Foods on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any Ancillary Agreement, or any exhibit or schedule hereto or thereto, and each party shall use all reasonable efforts to remedy the same.

         6.3     Access to Information.

                 (a) Seller shall cooperate with Buyer and provide Buyer and its authorized Representatives until the Closing Date reasonable access to the Facilities, and will permit Buyer and its authorized Representatives to make such inspections and testing and conduct such interviews and inquiries including inquiries of Seller's independent accountants as Buyer may reasonably require in connection with Buyer's review of Seller's business. Buyer shall conduct all such inspections, testing and other information gathering described above only (a) at Buyer's sole cost and expense, (b) during regular business hours, and (c) in a manner which will not unduly interfere with the operation of the Business. Any and all such information gathered by Buyer as a result of, or in connection with, such information gathering shall be kept strictly confidential and shall not be revealed to, or discussed with, any person other than the authorized Representatives of Buyer who agree to comply with the provisions of section 11.2 of this Agreement and the provisions of this Section. In the event the Closing is not consummated, such information shall be returned to the Seller in accordance with this Agreement. Buyer and Del Monte Foods shall indemnify Seller and hold it harmless from and against any and all damages arising out of or resulting from the Buyer's information gathering pursuant to this Agreement.

                 (b) In addition, after the Closing, Seller agrees to cooperate reasonably in connection with the audit to be conducted by Buyer's accountants with respect to the Business for periods occurring prior to the Closing which audit will commence after the Closing, and to make its outside accountants available to Buyer in connection therewith, upon reasonable advance notice.

         6.4 Consents and Best Efforts. Within five (5) business days after execution and delivery of this Agreement, Buyer, Del Monte Foods and Seller shall make all filings required under the HSR Act. Seller, Buyer and Del Monte Foods will, as soon as practicable, commence to take all action required to obtain all Permits, consents, approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of the Purchased Assets, and Seller, Buyer and Del Monte Foods shall cooperate with each other with respect thereto. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder; it being understood that the obtaining of all requested Permits consents and approvals is not a condition to any party's obligation to consummate the transactions contemplated by this Agreement, except for HSR approvals to be obtained as set forth in
Section 7.3 and 8.3 hereof.

         6.5 Conduct of Business. From the date hereof through the Closing, Seller shall, except as contemplated by this Agreement, or as consented to by Buyer in writing, use reasonable efforts to operate the Business in a manner consistent with the ordinary course of business and substantially in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, Seller shall not, except as specifically contemplated by this Agreement or as consented to by Buyer in writing:

                 (a) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of the Purchased Assets, the Transferred Intellectual Property (as defined in the Intellectual Property Purchase Agreement) or any interests therein, except in the ordinary course of business;

                 (b) enter into, extend, materially modify, terminate or renew any Contract or Lease, except in the ordinary course of business;

                 (c) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof;

                 (d) in a manner that deviates from their historical practice (i) delay payment of any material account payable or other material liability, or (ii) offset any material account payable or material liability to a person against any account receivable or payment due from such person;

                 (e) other than with respect to Incentive Payments, enter into, amend or modify any employment agreement, benefit agreement, severance agreement, or other agreement with any employee of the Seller in a manner that results in an increase in cost or grant any increase in the compensation payable to or to become payable to any employee of the Seller, except such increases as are required by law, preexisting contracts or compensation policies or that are in the ordinary course of business and consistent with past practices; and

                 (f) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

         6.6 Updated Disclosure Schedules. From the date hereof through the Closing Date, Seller and Buyer shall update those portions of the Disclosure Schedule relating to the representations and warranties contained in Articles IV and V hereof, respectively, in each case to reflect changes thereto through the Closing Date except that, with respect to any change which is material to the corresponding Schedule, such update must be consented to by the party not requesting such an update.

         6.7 Title Policies. Seller and Buyer shall cause Chicago Title Company to deliver to Buyer on the Closing Date CLTA owners' policies of title insurance insuring that Buyer, as of the Closing Date, will be vested with fee title to the Owned Real Property (with the insured amount equal to the mutually-agreed upon value thereof) and containing exceptions only for Permitted Encumbrances. Seller and Buyer shall share equally the cost of the premiums for such policies.

         6.8 Covenant Not to Compete. (a) As an inducement for Buyer to enter into this Agreement, Seller and Parent agree that for a period of three
(3) years after the Closing Date, neither Seller nor Parent nor their respective Affiliates shall, without Buyer's prior written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or enter into a joint venture or partnership with, any profit or non-profit business or organization, which, directly or indirectly, manufactures and markets products set forth on Schedule 1.1A in any part of the United States ("Competes"); provided, however, that (i) Parent and Seller may purchase, or otherwise become affiliated with or participate with, any individual, entity, or organization which, directly or indirectly, Competes with the Business if not more than 15% of the aggregate gross revenues of such individual, entity or organization for its most recently completed fiscal year were derived from the sale of products which compete with the Business (and Parent and Seller may acquire a controlling interest in any individual, entity or organization that is engaged in such business, even if more than 15% of the aggregate gross revenues of such individual, entity or organization for its most recently completed fiscal year were derived from such products, so long as Parent or Seller, as applicable, shall use reasonable efforts to divest, as soon as reasonably practicable, a portion of such enterprise relating to products which compete with the Business such that the 15% gross revenues test set forth above would not be exceeded after giving effect to such divestiture); and (ii) Parent and its Affiliates may manufacture, market and sell any products not set forth on Schedule 1.1A, including, without limitation, any of the products set forth on Schedule 1.1B, any Ortega tomato-based Mexican food products and any Chef-mate sauce products. In the event the agreement in this Section 6.8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

                 (b) Parent and Seller acknowledge that a breach of the covenants contained in this Section 6.8 will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Parent and Seller agree that if Parent or Seller breaches the covenant contained in this Section 6.8, in addition to any other remedy which may be available at law or in equity, Buyer may be entitled to specific performance and injunctive relief, without posting bond or other security.

         6.9 Transition Services Agreement. Buyer and Seller will use their best efforts to agree upon a Transition Services Agreement pursuant to which Seller shall provide certain services to Buyer following the Closing.
The Transition Services Agreement will provide that Seller will provide the following services upon terms and conditions to be agreed to by the parties prior to Closing: order entry and invoicing services; distribution services; warehousing services with respect to Inventory in Seller's distribution system on the Closing Date; human resources and payroll services; accounts receivable collection services; accounting systems and related services; and sales and marketing services; and any other services reasonably requested by Buyer that were previously performed by Seller or Seller's Affiliates. The Transition Services Agreement will provide (i) that with respect to finished products that constitute Inventory purchased by Buyer, that Buyer is entitled to sell such Inventory as labeled, (ii) that Buyer shall be entitled to use labels that constitute Inventory and are not affixed to finished products on the Closing Date on product packaged prior to July 1, 1998 and to sell such products in the ordinary course of business, and (iii) that Buyer shall be entitled to print, or cause to be printed, existing labels and use such labels on product packaged prior to July 1, 1998 and to sell such product in the ordinary course of business. The Transition Services Agreement will provide that Buyer will reimburse Seller for Seller's and Seller's Affiliates' actual cost of providing such services. The term during which Seller will provide services pursuant to the Transition Services Agreement will vary depending upon the services provided between sixty (60) days to a maximum of nine (9) months. Subject to each party's exercise of its best efforts to reach a mutually acceptable agreement consistent with the provisions of this Section 6.9, the failure to perform the covenants set forth in this Section 6.9 shall not be a condition to either party's obligation to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

                 The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by
Seller:

         7.1 Representations, Warranties and Covenants. All representations and warranties of Buyer and Del Monte Foods contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Buyer and Del Monte Foods shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

         7.2 No Actions or Court Orders. No Action by any governmental authority or Court Order shall have been instituted enjoining or seeking to enjoin or otherwise prevent the transactions contemplated by this Agreement or the Ancillary Agreements.

         7.3 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been earlier terminated.

         7.4 Certificates. Buyer and Del Monte Foods shall furnish Seller with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VII as may be reasonably requested by Seller.

         7.5 Corporate Documents. Seller shall have received from Buyer and Del Monte Foods resolutions adopted by the board of directors of each of them approving this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, certified by its corporate secretary.

         7.6 Purchase Price and Estimated Adjustment Amount. Buyer or Del Monte Foods shall have paid or caused to have been paid the Base Purchase Price to Seller in accordance with Section 2.3, and Buyer or Del Monte Foods shall have deposited or caused to have been deposited the Estimated Adjustment Amount into the Escrow Account in accordance with Section 2.3.

         7.7 Ancillary Agreements. Buyer shall have executed and delivered the each of the documents set forth in Section 3.2(b).


                                  ARTICLE VIII

                       CONDITIONS TO BUYER'S OBLIGATIONS

                 The obligations of Buyer and Del Monte Foods to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer and Del Monte Foods:

         8.1 Representations, Warranties and Covenants. All representations and warranties of Parent and Seller contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date, and Parent and Seller shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

         8.2 No Actions or Court Orders. No Action by any governmental authority or Court Order shall have been instituted enjoining or seeking to enjoin or otherwise prevent the transactions contemplated by this Agreement or the Ancillary Agreements.

         8.3 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been earlier terminated.

         8.4 Certificates. Parent and Seller shall furnish Buyer with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Buyer.

         8.5 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the boards of directors of each of Parent and Seller, and resolutions of Parent, for itself and as the shareholder of Seller, approving this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby, certified by Parent's and Seller's corporate secretary, as applicable.

         8.6 Ancillary Agreements. Seller shall have executed and delivered each of documents set forth in Section 3.2(a).



                                   ARTICLE IX

                 ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

         9.1 Tax Matters. Seller and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that such party reasonably believes may affect any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date.

         9.2     Employees.

                 (a) Offers of Employment. Effective as of the Closing Date, Buyer shall offer to hire all of the Employees other than Employees who are not actively at work as a result of a long term disability. Following the Closing Date, Buyer shall continue the salaries and bonus payments to such Employees, at no less than the levels of such salaries and bonuses currently paid to employees having similar job classifications (excluding any amounts payable in connection with the transactions contemplated by this Agreement), during their continued employment with Buyer, until such salaries and bonuses are changed by Buyer in the ordinary course of business, but in no event shall the level of such salaries or bonuses be decreased prior to ninety days after the Closing Date. In addition, Buyer agrees not to cease operations at either of the Facilities for any period prior to the first anniversary of the Closing Date.

                 (b) Collective Bargaining Agreements. Effective on the Closing Date, Buyer shall assume all Collective Bargaining Agreements as defined in Section 9.3. Buyer and Seller shall seek the consent of the appropriate unions to Buyer's assumption of such Collective Bargaining Agreements, if necessary.

         9.3     Employee Plans.

                 (a) Definitions. The terms defined in Section 4.16 hereof shall have the same meanings whenever they are used in this Section 9.3. In addition, the following terms shall have the following meanings whenever used in this Section 9.3:

                          (i)     Collective Bargaining Agreement.  "Collective
Bargaining Agreement" shall mean any agreement between Seller and any union or other employee representative and which covers the terms of employment of any of the Personnel, including, without limitation, any offer under which Seller is operating pending the resolution of any labor dispute in existence on the Closing Date.

                          (ii)    Covered Person.  "Covered Person" shall mean
each Employee, Former Employee, and dependent or qualified beneficiary of an Employee or Former Employee who immediately prior to the Closing Date is covered under any Employee Plan in any capacity.

                          (iii)   Covered Salaried Person.  "Covered Salaried
Person" shall mean each Covered Person who is an Employee, or the dependent or qualified beneficiary of an Employee, excluding any Covered Union Person.

                          (iv)    Covered Union Person.  "Covered Union Person"
shall mean each Covered Person who is an Employee or Former Employee who is or was a member of the union covered by the Collective Bargaining Agreement (or any predecessor agreement), or any dependent or qualified beneficiary of such an Employee or Former Employee.

                          (v)     ESP.  "ESP" shall mean the Nestle USA
Executive Savings Plan as in existence on the Closing Date.

                          (vi)    Former Employee.  "Former Employee" shall
mean a person who is not an employee of Seller on the Closing Date but who was formerly an employee of Seller with respect to the Business.

                          (vii)   Employee.  "Employee" shall mean any person
who is an employee of Seller or Seller's Affiliates with respect to the Business on the Closing Date.

                          (viii)  Incentive Plans.  "Incentive Plans" shall
mean the Nestle USA Long-Term Incentive Plan, any Nestle USA Stock Appreciation Rights Plan and any Nestle USA Corporate Phantom Stock Plan, as in existence on the Closing Date.

                          (ix)    MLIP.  "MLIP" shall mean the Nestle USA
Management Life Insurance Plan as in existence on the Closing Date.

                          (x)     Retirement Plan.  "Retirement Plan" shall
mean the Nestle USA Retirement Plan as in existence on the Closing Date.

                          (xi)    Savings Plan.  "Savings Plan" shall mean the
Nestle USA Savings Plan as in existence on the Closing Date.

                          (xii)   TERP.  "TERP" shall mean the Nestle USA Top
Executive Retirement Program as in existence on the Closing Date.

                 (b) Retirement Plan and TERP. Seller and/or its ERISA Affiliates shall retain the sponsorship of the Retirement Plan and TERP and Seller, its ERISA Affiliates and/or the trust related to the Retirement Plan, as applicable, shall retain all the assets of and liabilities attributable to the Retirement Plan and the TERP. As of the Closing Date, no further benefits shall accrue for any Employee under the Retirement Plan or TERP. Distributions under the Retirement Plan and TERP shall be made in accordance with their terms, as amended, and in general, distributions shall be delayed until such Employee terminates employment with Buyer.

                 (c) Savings Plan. Except as otherwise provided herein, Seller and/or its ERISA Affiliates shall retain the sponsorship of the Savings Plan, and Seller, its ERISA Affiliates and/or the trust related to the Savings Plan, as applicable, shall retain all the assets of and liabilities attributable to the Savings Plan. Effective as of the Closing Date, contributions to the Savings Plan made by Seller on behalf of the Employees shall cease and the accounts of all Employees shall be fully vested. The vested account balances of the Employees under the Savings Plan shall be transferred to a plan maintained by Buyer in accordance with the following terms:

                          (i)     Within one month after the Closing Date, but
effective as of the Closing Date, Buyer shall adopt a new defined contribution plan, or amend an existing defined contribution plan, ("Buyer's Plan") intended to be qualified under Sections 401(a) and 401(k) of the Code that has features concerning the timing and method of distributions such that a mandatory transfer from the Savings Plan to Buyer's Plan of account balances attributable to the Employees will not cause a violation of Section 411(d)(6) of the Code, and which credits the Employees with all of their years of service with Seller for all purposes under Buyer's Plan. Prior to the expiration of the remedial amendment period under Section 401(b) of the Code, after the Closing Date, Buyer shall submit Buyer's Plan to the

IRS for a favorable determination that Buyer's Plan is qualified under Sections 401(a) and 401(k) of the Code.

                          (ii)    As soon as practicable after the Closing
Date, Seller shall cause the assets of the Savings Plan attributable to the vested account of each Employee or the beneficiaries or alternate payee(s) of each Employee to be transferred by the trustee of the Savings Plan to the trustee of Buyer's Plan. Buyer shall cause appropriate provisions to be included in Buyer's Plan, to carry out the provisions of this Section. The obligations of Seller and Buyer to effectuate the transfer described in this Section shall be conditioned on the reasonable satisfaction of Seller or Buyer, as appropriate, that such transfer will not adversely affect the qualified status of the Savings Plan or Buyer's Plan under Sections 401(a) or 401(k) of the Code.

                 (d) Welfare Benefit Plans, Benefit Arrangements and Buyer's Plans.

                          (i)     Generally.  The Closing Date shall be the
date of "termination of employment" of each Employee under each Welfare Benefit Plan and each Benefit Arrangement and shall be the date of cessation of participation of each Covered Person under all Welfare Benefit Plans and also under all Benefit Arrangements with respect to which no contrary provisions are made in this Section 9.3. Except as set forth below, to the extent that any such Welfare Benefit Plans and Benefit Arrangements have incurred claims on the Closing Date which have not been paid by the Closing Date, such incurred but unpaid claims shall be (A) if the provisions of this Agreement require Buyer to establish a comparable or replacement plan, paid under such plan, or (B) otherwise, paid under the Welfare Benefit Plan or Benefit Arrangement in accordance with its terms and Buyer shall reimburse Seller for the amount of such claims which are paid after the Closing Date by Seller or its ERISA Affiliates.

                          (ii)    Retiree Medical.  Any non-union Employee who
as of the Closing Date satisfies the age, service and other eligibility requirements for retiree health coverage and retiree life insurance under any Welfare Benefit Plan shall be provided with an opportunity to elect to commence such retiree health coverage and retiree life insurance under such plan as of the Closing Date, provided that such Employee makes a timely election for such coverage or insurance not later 30 days after the Closing Date. Such coverage and insurance shall be subject to all the terms and conditions of the relevant Welfare Benefit Plans, including the rights of the Seller and/or its ERISA Affiliates to amend or terminate such plans. The cost of providing such coverage, and any retiree health coverage and retiree life insurance for non-union Former Employees (and their eligible dependents or qualified beneficiaries) who commenced coverage prior to the Closing Date under any Welfare Benefit Plan shall be borne by Seller and/or its ERISA Affiliates. After the Closing Date, all retiree medical coverage and retiree life insurance for any Covered Union Person shall be provided under plans of Buyer pursuant to
Section 9.3(d)(iii) and the cost thereof shall be borne by Buyer. Except as otherwise set forth above, any retiree medical coverage and retiree life insurance for any other Employees, Former Employees, or their dependents or qualified beneficiaries shall be the sole responsibility of Buyer.

                          (iii)   Buyer's Plans.  Immediately after the Closing
Date, Buyer shall implement (either by establishing new plans or expanding coverage of Buyer's existing plans) (A) replacement Welfare Benefit Plans and Benefit Arrangements for the Covered Union Persons so that there is no interruption in their coverage and in connection therewith shall fully comply with the terms of any applicable collective bargaining agreement, and (B) replacement Welfare Benefit Plans providing medical benefits for the Covered Salaried Persons so that there is no interruption in their medical coverage. With respect to Covered Union Persons, the replacement Welfare Benefit Plan and Benefit Arrangements shall be equivalent in all material respects to Seller's Welfare Benefit Plans and Benefit Arrangements which they are replacing. With respect to Covered Salaried Persons, the replacement Welfare Benefit Plans providing medical coverage shall provide coverage which is either similar to that provided under Seller's plans or similar to that provided for Buyer's salaried employees. In addition, each Employee who is not a member of the union covered by the Collective Bargaining Agreement shall be eligible for coverage under Buyer's other Welfare Benefit Plans, Pension Plans and Benefit Arrangements in accordance with their terms.

                 Buyer shall recognize all prior service of the Employees that Seller recognized under its Welfare Benefit Plans, Pension Plans and Benefit Arrangements for all purposes under Buyer's Welfare Benefit Plans, Pension Plans and Benefit Arrangements other than benefit accrual. Buyer agrees to (A) waive any waiting periods and preexisting condition limitations in Buyer's Welfare Benefit Plans, except to the extent coverage would have been denied or restricted on a similar basis under Seller's Welfare Benefit Plans and (B) coordinate deductibles, maximum benefit restrictions and "out-of-pocket" maximums so that (I) Transferred Employees receive credit toward any deductibles under Buyer's Welfare Plans for deductibles paid under Seller's Welfare Plans during the coverage year in which the employment transfer occurs and (II) Transferred Employees receive credit for eligible claims incurred under the Seller's Welfare Benefit Plans during the coverage year toward any "out-of-pocket" maximums under Buyer's Welfare Benefit Plans. As soon as reasonably practicable after the Closing Date, Seller shall prepare and deliver to Buyer the information needed for Buyer to comply with the preceding sentence.

                 Buyer shall not provide any incentive or inducement to any Covered Person to choose to be covered by the health care continuation provisions of Seller's Welfare Benefit Plan, including but not limited to payment of any Covered Person's premium for such health care continuation coverage for any Covered Person who elects to receive such coverage from Seller's Welfare Benefit Plan.

                 Buyer shall, until at least the first anniversary of the Closing Date, continue to permit earned but unused vacation time and sick leave (including paid time off) to be utilized in the same manner as permitted immediately prior to the Closing Date.

                 (e) Multiemployer Pension Plans and Multiemployer Welfare Plans. Buyer shall continue to participate in and continue to contribute to all Multiemployer Pension Plans and Multiemployer Welfare Plans to the extent such participation and contribution are required by any Collective Bargaining Agreement in effect as of the Closing Date. Such participation and contribution shall continue so long as cessation of participation or contribution would be a violation of any such Collective Bargaining Agreement. In addition, Buyer and Seller intend that the sale of the Business pursuant to this Agreement shall constitute a Sale of Purchased Assets under Section 4204 of ERISA and shall not result in the imposition of complete or partial withdrawal liability to Seller under either the Western Conference of Teamsters Pension Trust Fund (the "WCT Fund") or the Western States Foods Processing Industry Employees Pension Plan (the "Foods Processing Fund" and, with the WCT Fund, the "Funds," and, individually, a "Fund"). Therefore, Buyer and Seller agree to take all steps necessary to comply with the provisions of said Section 4204 of ERISA in respect of both such Funds, including but not limited to the following:

                          (i)     Buyer shall contribute to each Fund with
respect to the Business for substantially the same number of contribution base units (as defined by Section 4001(a)(11) of ERISA) for which Seller had an obligation to contribute to such Fund, but in no event for fewer contribution base units than would be required of Buyer under the applicable collective bargaining agreement.

                          (ii)    Buyer shall comply with the provisions of
Section 4204(a)(1)(B) of ERISA and provide to each such Fund for a period of five plan years commencing with the first Fund year beginning after the Closing Date either a bond issued by a corporate surety company that is an acceptable surety within the meaning of Section 4204(a)(1)(B) of ERISA, or an amount held in escrow by a bank or similar financial institution satisfactory to the Fund, in an amount (calculated separately for each such Fund) equal, in either case (bond or escrow) to the greater of (A) the average annual contribution required to be made by Seller with respect to the Business under the Fund for the three plan years preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that Seller was required to make with respect to the Business under the Fund for the last plan year before the plan year in which the Closing Date occurs, which bond (or escrowed funds) shall be paid to the Fund if Buyer withdraws from the Fund or fails to make a contribution to the Fund when due, at any time during the first five plan years beginning after the Closing Date, except as otherwise provided herein. If either Fund is in reorganization in the plan year in which the Closing Date occurs, and if Buyer is required to post a bond or provide escrowed amounts to such Fund pursuant to this Section 9.3(e), Buyer shall furnish such bond or escrow in an amount equal to 200% of the amount that would otherwise be applicable under Section 4204(a)(1)(B) of ERISA.

                          (iii)   If Buyer withdraws from either such Fund in a
complete withdrawal, or a partial withdrawal with respect to the Business, during the first five plan years beginning after the Closing Date, Buyer shall pay any withdrawal liability resulting from such action. Seller shall be secondarily liable for any withdrawal liability it would have had to the Fund with respect to the Business (but for Section 4204 of ERISA) if the liability of Buyer with respect to the Fund is not paid.

                          (iv)    Buyer shall notify Seller immediately in the
event that Buyer withdraws from either such Fund in a complete or partial withdrawal during the first five plan years beginning after the Closing Date, and upon request of Seller, shall provide Seller with any and all information relevant to the obligations of Buyer and Seller under this

Section 9.3(e) or ERISA. Buyer shall provide Seller with timely copies of all notices, demands, and other correspondence between Buyer (or any party acting on behalf of Buyer or in connection with a partial or complete withdrawal by Buyer) and the Fund relating to such withdrawal.

                          (v)     Buyer hereby agrees that, in the event Seller
is required to provide a bond or amount in escrow pursuant to Section 4204(a)(1)(C) or 4204(a)(3) of ERISA, Buyer shall pay to Seller the cost of such bond (including any required collateral) or the amount of such escrow within ten days prior to Seller's establishment of such bond or escrow.

                          (vi)    Notwithstanding the foregoing provisions,
Buyer may apply to the Pension Benefit Guaranty Corporation or to any sponsor of either or both of the Funds and shall use its reasonable best efforts to obtain for the benefit of Buyer and Seller an individual exemption or variance from the requirements of subparagraphs (B) and (C) of Section 4204(a)(1) of ERISA and a waiver of the bond and escrow requirements of Section 4204(a)(3) of ERISA. Seller shall cooperate in the prosecution of any such applications and implementation of any such exemption, variance or waiver.

                          (vii)   Buyer hereby indemnifies and holds harmless
Seller from, and agrees to reimburse Seller immediately and in full upon demand with respect to any payment that Seller is required to make to the either Fund by reason of Section 4204(a)(2) of ERISA, subsection (iii) of this Section 9.3(e), or the failure of Buyer to fully and completely perform any part of the obligation undertaken by Buyer in this Section 9.3(e) and any and all expenses incurred, including reasonable accounting, actuarial, and legal fees, arising directly or indirectly by reason of the failure of Buyer to fully and completely perform any part of the obligation undertaken by Buyer in this
Section 9.3(e).

                 (f) Severance Benefits. Buyer and Seller hereby agree that the transaction contemplated by this Agreement shall not constitute a termination of employment for purposes of determining an Employee's eligibility for severance benefits under any Employee Plan. Any severance payments due to an Employee after the Closing Date as a result of any termination of employment contemporaneous with or subsequent to the Closing Date shall be the sole responsibility of Buyer.

                 (g) Deferred Compensation. Any deferred compensation payable to an Employee after the Closing Date (regardless of whether the service to which such deferred compensation relates was performed prior to, contemporaneous with, or subsequent to the Closing Date) shall be the sole responsibility of Buyer, except (i) to the extent such deferred compensation constitutes an Excluded Liability of Seller, or (ii) as otherwise provided in this Section 9.3.

                 (h) ESP. The provisions of this Section, and not those of Sections 9.3(d) and 9.3(g) above, shall govern the obligations of the parties with respect to the ESP. Seller and/or its ERISA Affiliates shall retain the sponsorship of the ESP, and Seller or its ERISA Affiliates, as applicable, shall retain all the assets of and liabilities attributable to the Savings

Plan. Effective as of the Closing Date, further allocation of contributions to the ESP on behalf of Employees shall cease. The Closing Date shall be the date of "termination of employment" of each Employee under the ESP for all purposes, including eligibility for the commencement of benefits. Any amounts payable to or with respect to an Employee or a Former Employee after the Closing Date under the ESP shall be the sole responsibility of the Seller or its ERISA Affiliates.

                 (i) MLIP. The provisions of this Section, and not those of Sections 9.3(d) and 9.3(g) above, shall govern the obligations of the parties with respect to the MLIP. Seller and/or its ERISA Affiliates shall retain the sponsorship of the MLIP. Seller or its ERISA Affiliates, as applicable, shall retain all the assets of and liabilities attributable to the MLIP and all rights of the "Company" and "Employer" under the MLIP, including but not limited to all such rights in any insurance policies issued in connection with the MLIP which cover any Employees and Former Employees. The Closing Date shall be the date of "termination of employment" of each Employee under the MLIP for all purposes, including eligibility for the commencement of benefits. Any premium contributions payable with respect to an Employee or a Former Employee after the Closing Date under the MLIP shall be the sole responsibility of the Seller or its ERISA Affiliates after the Closing Date.

                 (j) Incentive Plans. The provisions of this Section, and not those of Sections 9.3(d) or 9.3(g) above, shall govern the obligations of the parties with respect to the Incentive Plans. Seller and/or its ERISA Affiliates shall retain the sponsorship of the Incentive Plans and Seller or its ERISA Affiliates, as applicable, shall retain all the assets of and liabilities attributable to the Incentive Plans. The Closing Date shall be the date of "termination of employment" of each Employee under the Incentive Plans for all purposes, including eligibility for the commencement of benefits. Any amounts payable with respect to an Employee or a Former Employee after the Closing Date under the Incentive Plans shall be the sole responsibility of the Seller or its ERISA Affiliates after the Closing Date.

                 (k) Workers' Compensation. The provisions of this Section, and not those of Section 9.3(d) above shall govern the obligation of the parties with respect to workers' compensation. On and after the Closing Date, Buyer shall be responsible for paying, or arranging for insurance to pay, all workers' compensation claims of the Personnel which are filed on or after the Closing Date, and any other workers' compensation premiums or costs related to the Business, regardless of whether such claims or costs relate to injuries, medical treatments or other events occurring prior to, on or after the Closing Date.

                 (l) Bonus. With respect to bonuses for calendar year 1997, Seller shall treat Employees hired by Buyer hereunder in a manner consistent with Seller's past practice for its similarly situated culinary employees. In the event the Closing Date occurs during 1997, the termination of any such Employee's employment with Seller on or prior to December 31, 1997, shall not bar the Employee from being eligible to receive any such bonus payments, to the extent any such bonuses are payable.


                                   ARTICLE X

                          SURVIVAL AND INDEMNIFICATION

         10.1 Survival of Representations, Etc. The representations and warranties of Seller contained in Sections 4.1, 4.16 and 4.19 (in each case, as updated pursuant to Section 6.6 and as in effect on the Closing Date) shall survive the Closing Date and shall terminate only when the applicable statutes of limitations with respect to the liabilities in question expire. The representations and warranties of Seller set forth in Section 4.17 (as updated pursuant to Section 6.6 and as in effect on the Closing Date) shall survive the Closing Date and shall terminate three (3) years after the Closing Date. All other representations and warranties of Seller and Buyer contained herein (in each case, as updated pursuant to Section 6.6 and as in effect on the Closing
Date) shall survive the Closing Date and shall terminate eighteen (18) months after the Closing Date. The representations and warranties of Del Monte Foods contained herein shall terminate on the Closing Date. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty shall have no further force or effect for any purpose under this Agreement, including Section 10.2 hereof, provided that, any representation or warranty in respect of which indemnity may be sought under
Section 10.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The election by any party to consummate the transactions contemplated by this Agreement, notwithstanding such party's actual knowledge of the inaccuracy of any representation or warranty contained herein, shall constitute a waiver by such party of any claim for indemnification arising out of the breach of such representation or warranty.

         10.2    Indemnifications.

                 (a) By Seller and Parent. Seller and Parent shall indemnify Buyer and its Representatives and Affiliates, and hold each of them harmless from and against any and all Damages incurred by any of them in connection with, arising out of, or resulting from (i) any breach of any representation or warranty made by Parent or Seller in this Agreement or any Ancillary Agreement (in each case, as updated pursuant to Section 6.6 as in effect on the Closing Date); or (ii) any failure by Parent or Seller to perform in a timely manner any agreement, covenant or obligation of Parent or Seller pursuant to this Agreement; provided, however, that Damages shall not include, and that Parent and Seller shall not be liable for, any Damages arising out of any condition which resulted in an adjustment reflected in the Final Purchase Price pursuant to Section 2.4 of this Agreement.

                 (b) By Buyer and Del Monte Foods. Prior to the Closing, Buyer and Del Monte Foods and, after the Closing, Buyer, shall indemnify Parent and Seller and their respective Representatives and Affiliates, and hold each of them harmless from and against any and all Damages incurred by any of them in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty made by Buyer or Del Monte Foods in this Agreement or any Ancillary Agreement (in each case, as updated pursuant to Section 6.6 and as in effect on the Closing Date) or (ii) any failure by Buyer or

Del Monte Foods to perform in a timely manner any agreement, covenant or obligation pursuant to this Agreement.

                 (c) Defense of Claims. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder (the "Indemnified Party") against the party from whom indemnification is claimed (the "Indemnifying Party"), the Indemnified Party shall give written notice (a "Claim Notice") to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section
10.2. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within ten
(10) business days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. Notwithstanding the foregoing, a Claim Notice that relates to a representation or warranty that is subject to a survival period set forth in Section 10.1 must be made within such survival period, whether or not the Indemnifying Party is prejudiced by any failure to give the Claim Notice. The Claim Notice shall describe in reasonable detail the nature of the Claim, including an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim, the basis of the Indemnified Party's request for indemnification under the Agreement and all information in the Indemnified Party's possession relating to such Claim. After receipt of such Claim Notice, the Indemnifying Party shall be entitled, if it so elects, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action and (ii) to employ and engage attorneys of its own choice to handle and defend the same. If the Indemnifying Party fails to assume the defense of such Claim within ten (10) business days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party's cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. Notwithstanding the foregoing, the Indemnified Party shall be entitled to conduct its own defense at the cost and expense of the Indemnifying Party if the Indemnified Party establishes that the conduct of its defense by the Indemnifying Party would reasonably be likely to prejudice materially the Indemnified Party due to a conflict of interest between the Indemnified Party and the Indemnifying Party; and provided further that in any event the Indemnified Party may participate in such defense at its own expense.

                 (d) Settlement. In the event that the Indemnified Party settles any Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no further indemnification obligations under this Section 10.2 with respect to such Claim; provided, however, that if the Indemnifying Party refuses to defend or otherwise handle such Claim and it is subsequently determined that the Indemnifying Party is or was obligated to defend or indemnify the Indemnified Party with respect to such Claim, then the Indemnifying Party shall remain obligated with respect to such settlement amount. If the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a Claim or ceasing to defend such Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement or cessation does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Claim, without prejudice. In the event that the Indemnifying Party proposes a settlement to any Claim with respect to which the Indemnifying Party is or was entitled to defend, which settlement is satisfactory to the party instituting such Claim, and the Indemnified Party withholds its consent to such settlement, and thereafter a final judgment is entered against the Indemnifying Party or Indemnified Party pursuant to which Damages exceed the amount of the proposed settlement, then in such case the Indemnifying Party shall have no obligation to indemnify the Indemnified Party under this Section 10.2 against and in respect of the amount by which the Damages resulting from such final judgment exceed the amount of the proposed settlement.

                 (e) Mitigation. Each Indemnified Party shall have an obligation to mitigate Damages under this Agreement, and to that end each party shall use its reasonable efforts and shall consult and cooperate with each other with a view towards mitigating claims, losses, liabilities, Damages, deficiencies, costs and expenses that may give rise to claims for indemnification under this Section 10.2.

                 (f) Cooperation. In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use reasonable efforts to vigorously defend against and respond thereto and make available to each other such personnel, witnesses, books, records, documents or other information within its control that are necessary or appropriate for such defense (except for trade secrets and such items which may not be made available pursuant to a Court Order); provided that, subject to Section 10.2(c), the Indemnifying Party shall reimburse the Indemnified Party for its out-of-pocket expenses incurred in connection therewith.

                 (g) Product and Warranty Liability. The provisions of this Section 10.2 shall cover, without limitation, all liabilities of whatsoever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims against Buyer or Seller in connection with, arising out of, or relating to products set forth on Schedule 1.1A by Buyer or Seller, respectively.

                 (h)      Limitations.

                          (i)     Neither Buyer and Del Monte Foods on the one
hand, nor Seller on the other hand, shall be liable to the other under this
Section 10.2 for any Damages due pursuant to Section 10.2(a)(i) or Section 10.2(b)(i) exclusively, unless and until (i) each individual amount otherwise due the Indemnified Party exceeds Seventy-Five Thousand Dollars ($75,000) (excluding legal fees and expenses), and (ii) the aggregate amount of all such Damages under this Agreement and the Intellectual Property Purchase Agreement otherwise due the Indemnified Party (excluding Damages incurred in any individual claim of less than Seventy-Five Thousand Dollars ($75,000)) exceeds an accumulated total of One Million Dollars ($1,000,000) and thereafter the total amount of all such Damages in excess of Seventy-Five Thousand Dollars ($75,000) per claim (excluding legal fees and expenses) actually incurred (excluding the first One Million Dollars ($1,000,000)) shall be indemnifiable.

                          (ii)    Neither (a) Seller's aggregate liability
under (I) Sections 10.2(a) and 10.3 of this Agreement and (II) Section 7.2(a) of the Intellectual Property Purchase Agreement, for all claims for Damages incurred by Buyer (and its Representatives and Affiliates) nor (b) Buyer's and Del Monte Foods' aggregate liability under (I) Sections 10.2(b) and 10.3 of this Agreement and (II) Section 7.2(b) of the Intellectual Property Purchase Agreement, for all claims for Damages incurred by Seller (and its Representatives and Affiliates), shall in any event exceed, in either case (a) or (b), the Aggregate Amount.

                 (i) In no event shall any party be liable for any incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues and loss of business), whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement for any cause whatsoever.

                 (j) Buyer agrees that all rights of indemnification and contribution, if any, existing in favor of the present or former officers, directors, employees, fiduciaries and agents of Seller as provided in Seller's Certificate of Incorporation or Bylaws, as in effect as of the date hereof, with respect to matters occurring prior to the Closing Date, shall survive the Closing Date and shall continue in full force and effect for a period of not less than the applicable statute of limitations.

                 (k) Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

                 (l) With regard to this Section 10.2, Buyer acknowledges that it has read and is familiar with, and hereby waives the benefit of, the provisions of California Civil Code Section 1542, which is set forth below:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         10.3 Tax Indemnifications. Parent and Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date, other than Taxes for which Buyer is responsible pursuant to
Section 2.8.  Seller shall indemnify and hold harmless

Buyer, its Affiliates, successors and assigns, from and against any and all Taxes of the Seller Affiliated Group for any Taxes in respect of the Purchased Assets and income of the Business for the period or portions of periods ending prior to the Closing Date. Buyer shall indemnify and hold harmless Seller, its Affiliates, successors and assigns, from and against any and all Taxes of the Buyer for any Taxes in respect of the Purchased Assets and income of the Business for the period or portions of periods beginning on and after the Closing Date. Notwithstanding anything to the contrary contained herein, Damages arising pursuant to this Section 10.3 shall not be subject to subsection (h) of Section 10.2.

         10.4 Insurance Proceeds. With respect to any Claim required to be indemnified pursuant to this Agreement, so long as the Indemnifying Party has complied with its indemnification obligations on such Claim, (i) to the extent available, the Indemnified Party shall assign to the Indemnifying Party any applicable proceeds under any insurance policy which covers the matter which is the subject of the indemnification and shall take reasonable steps to insure that the Indemnifying Party obtains the benefits of such policy, including providing any notices as required under such policy; and (ii) if the Indemnified Party receives insurance proceeds with respect to any Damages paid by the Indemnifying Party, then the Indemnified Party shall reimburse the Indemnifying Party in an amount equivalent to such proceeds up to the amount actually paid by the Indemnifying Party.

         10.5 Exclusive Remedy. The rights of Buyer under Section 10.2 shall be the exclusive remedy of Buyer with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants (except the covenant set forth in Section 6.8) of Seller contained herein. The rights of Seller under Section 10.2 shall be the exclusive remedy of Seller with respect to claims based upon a breach or alleged breach of the representations, warranties and covenants of Buyer and Del Monte Foods contained herein. Except as expressly set forth in this Agreement, neither Seller nor any of its Representatives or Affiliates makes or has made any representations or warranties, express or implied, in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, (i) the Purchased Assets shall be transferred to Buyer pursuant to this Agreement in their present condition, "AS IS" and without any warranty, express or implied; and (ii) no patent or latent physical condition or defect in any of the Purchased Assets, whether or not now known or discovered shall affect the rights of either party.


                                   ARTICLE XI

                                 MISCELLANEOUS

         11.1    Termination.

                 (a) Termination. This Agreement may be terminated at any time prior to Closing:

                          (i)     By mutual written consent of Buyer and
Seller;

                          (ii)    By Buyer or Seller if the Closing shall not
have occurred on or before the six (6) month anniversary of the date of this Agreement; provided however, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (iv) of this Section 11.1, and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under clause (iii) of this Section 11.1;

                          (iii)   By Buyer if there is a material breach of any
representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article VIII to be satisfied (and such condition is not waived in writing by Buyer) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VIII to be satisfied on or prior to the Closing Date, provided that Buyer may not terminate this Agreement prior to the Closing if Seller has not had an adequate opportunity to cure such failure; or

                          (iv)    By Seller if there is a material breach of
any representation or warranty set forth in Article V hereof or of any covenant or agreement to be complied with or performed by Buyer or Del Monte Foods pursuant to the terms of this Agreement or the failure of a condition set forth in Article VII to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results or would result in the failure of a condition set forth in Article VII to be satisfied on or prior to the Closing Date; provided that, Seller may not terminate this Agreement prior to the Closing Date if Buyer and Del Monte Foods have not had an adequate opportunity to cure such failure.

                 (b) In the Event of Termination. In the event of termination of this Agreement:

                          (i)     Each party will redeliver all documents, work
papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

                          (ii)    The provisions of the Confidentiality
Agreement and Section 11.12(a)-(f) shall continue in full force and effect; and

                          (iii)   No party hereto shall have any Liability to
any other party to this Agreement, except as stated in subsections (i), (ii) and (iii) of this Section 11.1(b), except for any willful breach of this Agreement occurring prior to the proper termination of this Agreement.

         11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, except that Seller may assign any of its rights or obligations under this Agreement to any one or more of Seller's Affiliates; provided, however, that Buyer may assign its rights and obligations hereunder to a wholly owned subsidiary provided that Buyer shall not be released from any of its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         11.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                 If to Parent or Seller, addressed to:

                          Nestle USA, Inc.
                          800 North Brand Boulevard
                          Glendale, California  91203
                          Attention:  James H. Ball, Esq.
                          Senior Vice President and General Counsel
                          Tel: 818-549-7050
                          Fax: 818-549-7015

                 With copies to:

                          Nestle USA, Inc.
                          800 North Brand Boulevard
                          Glendale, California  91203
                          Attention:  Kristin Adrian, Esq.
                          Vice President and Deputy General Counsel
                          Tel: 818-549-6703
                          Fax: 818-549-6713

                          Latham & Watkins
                          633 West Fifth Street, Suite 4000
                          Los Angeles, California  90071
                          Attention:  Mary Ellen Kanoff, Esq.
                          Tel: 213-485-1234
                          Fax: 213-891-8763

                 If to Buyer or Del Monte Foods, addressed to:

                          Del Monte Corporation
                          One Market
                          P.O. Box 193575
                          San Francisco, CA 94119-3575
                          Attention:  David L. Meyers
                          Tel: 415-247-3300
                          Fax: 415-247-3103

                 With copies to:

                          Del Monte Corporation
                          One Market
                          P.O. Box 193575
                          San Francisco, CA 94119-3575
                          Attention:  William R. Sawyers, Esq.
                          Tel: 415-247-3262
                          Fax: 415-247-3263

                          Pillsbury Madison & Sutro LLP
                          235 Montgomery Street
                          San Francisco, CA 94104
                          Attention:  Gregg Vignos, Esq.
                          Tel: 415-983-1649
                          Fax: 415-983-1200

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to its choice of law provisions).

         11.5 Jurisdiction; Services of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         11.6 Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), and the Confidentiality Agreement, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.8 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

         11.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.10 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

         11.11 Publicity. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other party.

         11.12   Confidential Information.

                 (a) No Disclosure. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 11.11.

                 (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Buyer and Del Monte Foods acknowledge that they and their Representatives will have access to confidential information relating to Parent and Seller, including technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by Seller, Parent, Buyer or Del Monte Foods, or their respective Representatives which contain or otherwise reflect or are generated from such information ("Confidential Information"). The term "Confidential Information" does not include information received by Buyer or Del Monte Foods in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by Buyer, Del Monte Foods or their Representatives,
(ii) was within Buyer's or Del Monte Foods' possession prior to its being furnished to Buyer or Del Monte Foods by or on behalf of the Parent or Seller in connection with the transactions contemplated hereby, provided that the source of such information was not known by Buyer or Del Monte Foods to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Parent or Seller or any other Person with respect to such information or (iii) becomes available to Buyer or Del Monte Foods on a non-confidential basis from a source other than Parent or Seller or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Parent or Seller or any other Person with respect to such information.

                 (c) Buyer and Del Monte Foods shall, and shall cause their Representatives and Financial Parties (as defined in Section 11.12(g)) to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to their Representatives and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby. Buyer and Del Monte Foods shall use all reasonable efforts to cause their Representatives and Financial Parties to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Buyer and Del Monte Foods shall be responsible for any breach of this Agreement by any of their Representatives and Financial Parties. If, however, Confidential Information is disclosed, Buyer and Del Monte Foods shall immediately notify Seller in writing and take all reasonable steps required to prevent further disclosure. Buyer acknowledges and agrees that neither Seller nor Parent is making any representation or warranty as to the accuracy or completeness of the material it provides to Buyer except as specifically set forth in this Agreement and, subject to the representations and warranties specifically set forth in this Agreement, Seller and Parent shall not have any liability to the Company with respect to such material including the Information set forth below.

                          Buyer agrees to indemnify and hold harmless Seller
and Parent from and against any and all expenses (included without limitation, reasonable attorneys' fees and expenses) arising out of any breach or nonperformance of any of Buyer's obligations set forth in this Section 11.12. In addition to all other remedies available to Seller and Parent at law or in equity, Buyer agrees that Seller and Parent shall be entitled to equitable relief, including injunctive and specific performance, in the event of any breach of the provisions.





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
                 (d) Until the Closing or the termination of this Agreement, all Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, Buyer and Del Monte Foods shall, and shall cause their Representatives and Financial Parties to, return to Parent and Seller all Confidential Information (including all copies, summaries and extracts thereof) furnished to Buyer and Del Monte Foods by Parent or Seller in connection with the transactions contemplated hereby.

                 (e) If Buyer or Del Monte Foods or any of their Representatives or Financial Parties or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, Buyer and Del Monte Foods shall provide Parent and Seller with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that Parent and Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, Buyer or Del Monte Foods or any of their Representatives or Financial Parties are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then Buyer and Del Monte Foods may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that Buyer and Del Monte Foods use their reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

                 (f) Until October 1, 1999, Buyer and Del Monte Foods agree not to solicit for hire any person who is currently employed in a senior management position (i.e., vice president level or above) with the Business, without the prior written consent of Seller, except as otherwise contemplated by this Agreement on the Closing Date.

                 (g)      Notwithstanding anything to the contrary in clauses
(a) through (e) above, Buyer and its Representatives may disclose certain information that Buyer or its Representatives have prepared regarding the Business (the "Information") which may be derived in part from information supplied to Buyer pursuant to the Confidentiality Agreement solely to qualified institutional investors in connection with Buyer's private 144A offering of securities (collectively, "Buyer's Offering") and, in connection with the provision of any financing to the Buyer through The Bear Stearns Companies, Inc. (the "Financing"); to (A) The Bear Stearns Companies, Inc., Bank of America National Trust and Savings Association, Bear, Stearns & Co., Inc. and BancAmerica Robertson Stephens, and their respective Affiliates, their respective bridge funds and the participants therein (the "Financial Parties"), and (B) such additional parties, other than the parties set forth in clause (A) above, as the Financial Parties identify as potential participants or assigns in any such financing (the "Additional Parties"), so long as such Additional Parties have previously entered into a confidentiality agreement consistent with the Section 11.12 covering the Information with the Buyer and, in each case subject to the limitations set forth below. The disclosure of such Information by Buyer shall be limited as follows: (1) Buyer represents that such Information





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
is necessary to complete Buyer's Offering or Financing and such Information is in accordance and consistent with Schedule 11.12 of this Agreement; (2) All such Information was prepared by Buyer or its Representatives and Buyer assumes full responsibility for the accuracy of such Information; (3) No representation or warranty (express or implied) from Seller or its Affiliates is made with respect to any such Information; (4) Seller shall be provided copies of any offering memoranda or other documentation containing the Information at least three business days in advance of the mailing of any such materials; provided that this clause (4) shall not apply to any such offering memorandum or documentation that does not vary in a material respect with respect to any Information contained in documentation or offering memoranda which had been previously delivered to Seller pursuant to this clause (4) and so long as all of the requirements of this paragraph (g) are otherwise complied with; (5) such Information will not contain any reference to Seller except for naming Seller and its Parent as the sellers of the Business, and no reference shall be made to any other Nestle affiliate, including, but not limited to, Societe des Produits Nestle S.A.; and (6) the Indemnification Agreement shall be in full force and effect.

         11.13 No Third-Party Beneficiary. The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from, these provisions. The parties specifically disavow any desire or intention to create any third party beneficiary hereunder, and specifically declare that no person or entity, except for the parties and their successors, shall have any right hereunder nor any right of enforcement hereof.

         11.14 Representation of Counsel; Mutual Negotiation. Each party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arm's-length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party. The parties' respective counsel may not be disqualified from representing their clients in indemnification or other disputes arising out of this transaction by virtue of such counsel's prior representation of the other party in an unrelated matter.

         11.15 No Reliance on Other Information. Except for the representations and warranties contained in this Agreement, neither Seller, Parent nor any Representative or Affiliate or other person acting for any of them makes any other representation or warranty, express or implied, with respect to the Purchased Assets, Business, financial condition or prospects or the execution, delivery or performance by Seller and Parent of this Agreement or with respect to the transactions contemplated hereby, and Seller and Parent hereby disclaim any such representation or warranty, whether oral or written, whether by Seller, Parent or any of their respective Representatives or Affiliates or any other person. Buyer and Del Monte Foods acknowledge that none of Seller, Parent or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or Parent not included in this Agreement or the Seller Disclosure Schedule attached hereto, and neither Seller, Parent nor any other person will have or be subject to any liability to Buyer or Del Monte Foods or any other person resulting from the distribution to Buyer or Del Monte Foods, or Buyer's or Del Monte Foods' use of,





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
any such information (including, without limitation, any brochures, offering memoranda or other publications distributed in connection with the sale of Purchased Assets or in any presentation by the management of Seller and any estimates of anticipated performance of the Business.)

         11.16 Release of Del Monte Foods. Notwithstanding anything to the contrary contained in this Agreement, Del Monte Foods shall be released from all of its obligations under this Agreement upon the Closing of the transactions contemplated by this Agreement (including the receipt of the Base Purchase Price and the deposit into the Escrow Account of the Estimated Adjustment Amount), without further action on the part of any party hereto.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

CONTADINA SERVICES, INC.                     DEL MONTE CORPORATION



By /S/ PETER D. ARGENTINE                    By   /S/ THOMAS E. GIBBONS
  --------------------------------             --------------------------------
Name:  Peter D. Argentine                    Name:    Thomas E. Gibbons
    ------------------------------                -----------------------------
Its    President                             Its:  Senior V. P. & Treasurer
    ------------------------------               ------------------------------






NESTLE USA, INC.                             DEL MONTE FOODS COMPANY



By  /S/  PETER D. ARGENTINE                  By  /S/  THOMAS E. GIBBONS
  ---------------------------------            --------------------------------
Name:    Peter D. Argentine                  Name:  Thomas E. Gibbons
    -------------------------------              ------------------------------
Its   Executive V.P., & CEO                  Its:   Senior V.P. & Treasurer
    -------------------------------              ------------------------------











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